COMMUNITY TRUST BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2015

The Annual Meeting of Shareholders of Community Trust Bancorp, Inc. ("CTBI") will be held at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, on Tuesday, April 28, 2015 at 10:00 a.m. EDT for the following purposes:

1.	To elect a Board of seven directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify.

2.	To consider and approve the proposed 2015 Stock Ownership Incentive Plan.

3.	To ratify and approve the appointment of BKD, LLP as CTBI's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2015.

4.	To approve the advisory (nonbinding) resolution relating to executive compensation.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only those holders of stock of record at the close of business on February 27, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the nominees for director, FOR the approval of the proposed 2015 Stock Ownership Incentive Plan, FOR the ratification and approval of the independent registered public accounting firm, and FOR the approval of the advisory (nonbinding) resolution relating to executive compensation, and that you grant discretion on such other business as may properly come before the meeting or any adjournment.

This year CTBI is furnishing all proxy materials, including the Proxy Card, to our shareholders via direct mail, except for shareholders who have previously elected to receive their documents via electronic delivery.  However, all of the proxy materials listed below may be obtained over the Internet at http://materials.proxyvote.com/204149:

•	Notice of Annual Meeting of Shareholders
•	CTBI's Proxy Statement
•	CTBI's 2014 Annual Report to Shareholders
•	Form of Proxy

Shareholders are cordially invited to attend the Annual Meeting of Shareholders. You may obtain directions to the meeting location by calling our Investor Relations Department toll-free at (800) 422-1090.  We hope you will attend the meeting and vote your shares in person.

  By Order of the Board of Directors

  /s/ Jean R. Hale
  Jean R. Hale
  Chairman of the Board,
  President and Chief Executive Officer

Pikeville, Kentucky
April 3, 2015

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT A PROXY.  IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT ANY TIME BEFORE YOUR PROXY IS EXERCISED.

Community Trust Bancorp, Inc.
346 North Mayo Trail
Pikeville, Kentucky 41501

PROXY STATEMENT

Annual Meeting of Shareholders
to be held April 28, 2015

INTRODUCTION

This Proxy Statement and accompanying proxy are furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of CTBI for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, April 28, 2015, at 10:00 a.m. (EDT), at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, and any adjournments thereof.  A copy of CTBI's 2014 Annual Report to Shareholders accompanies this Proxy Statement.

In accordance with rules adopted by the U.S. Securities and Exchange Commission ("SEC"), our proxy materials may also be accessed on the Internet at http://materials.proxyvote.com/204149.  The cost of solicitation of proxies will be borne by CTBI.  In addition to the use of the mail, proxies may be solicited in person, by telephone and other means of communication by directors, officers, and other employees of CTBI, none of whom will receive additional compensation for such services.  CTBI will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of stock held of record by them and will pay the reasonable expenses of such persons for forwarding such materials.  This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders of CTBI on or about April 3, 2015.

RECORD DATE AND VOTING SECURITIES

The Common Stock of CTBI ("Common Stock") is the only class of outstanding voting securities.  Only holders of Common Stock of record at the close of business on February 27, 2015 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.  At the Record Date, there were 17,479,236 shares of Common Stock outstanding.  With respect to the election of directors, shareholders have cumulative voting rights.  Accordingly, each shareholder will have the right to cast as many votes in the aggregate as equals the number of shares of Common Stock held by the shareholder multiplied by the number of directors to be elected at the Annual Meeting.  Each shareholder may cast all of his or her votes for one candidate or distribute such votes among two or more candidates.  Shareholders will be entitled to one vote for each share of Common Stock held of record on the Record Date with regard to all proposals and other matters that properly come before the Annual Meeting or any adjournment thereof.

Each proxy, unless the shareholder otherwise specifies, will be voted in favor of the election of the seven nominees for director named herein, the approval of the 2015 Stock Ownership Incentive Plan, the approval of the appointment of BKD, LLP as CTBI's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2015, and the approval of the advisory (nonbinding) resolution relating to executive compensation.  Where a shareholder has appropriately specified how the proxy is to be voted, it will be voted accordingly.  As to any other matter which may properly be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  Shareholders may vote by mail, by telephone, or over the Internet by following the instructions on the Proxy Card.  A shareholder may revoke his or her proxy at any time prior to its exercise.  Revocation may be effected by written notice to CTBI, by a subsequently dated proxy received by CTBI, by oral revocation in person at the Annual Meeting or any adjournment thereof, or by voting in person at the Annual Meeting or any adjournment thereof.

A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote.  If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.  At the Annual Meeting, brokers and other nominees will not have discretionary authority with respect to election of directors, approval of the 2015 Stock Ownership Incentive Plan, or approval of the advisory nonbinding resolution relating to executive compensation.  Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to such proposals.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to each shareholder known by CTBI to beneficially own more than five percent of the Common Stock as of the Record Date.

Beneficial Owner	Amount and Nature	Percent
Name and Address	of Beneficial Ownership	of Class
Community Trust and Investment Company	1,831,624 (1)	10.5%
As Fiduciary
100 East Vine St., Suite 400
Lexington, Kentucky 40507

BlackRock Inc.	972,183 (2)	5.6%
55 East 52nd Street
New York, NY 10022

(1)
The shares indicated are held by Community Trust and Investment Company, a subsidiary of CTBI, in fiduciary capacities as trustee, executor, agent, or otherwise.  Of the shares indicated, Community Trust and Investment Company has sole voting rights with respect to 1,297,384 shares and no voting rights with respect to 534,240 shares.  Community Trust and Investment Company has sole investment authority with respect to 462,077 shares, shared investment authority with respect to 92,925 shares, and directed investment authority with respect to 5,000 shares; 763,274 shares are held by CTBI's Employee Stock Ownership Plan ("ESOP") and 508,348 shares are held by the 401(k) Plan. Each participant for whom shares are maintained in his or her Plan account is entitled to direct the Trustee as to the manner in which voting rights will be exercised with respect to such shares. The Trustee will vote in its discretion all unallocated shares and all shares for which no voting instructions are timely received.

(2)
This information is taken from a Schedule 13G/A filed February 2, 2015 with respect to holdings of BlackRock Inc. subsidiaries as of December 31, 2014.  The Schedule 13G/A reports sole voting power with respect to 936,736 shares and sole dispositive power with respect to 972,183 shares.

ELECTION OF DIRECTORS

CTBI's directors are elected at each Annual Meeting of Shareholders and hold office until the next election of directors or until their successors are duly elected and qualify.  The persons named below, all of whom currently serve as directors of CTBI, have been nominated for election to serve until the next Annual Meeting of Shareholders.

Charles J. Baird
Nick Carter
Jean R. Hale
James E. McGhee II
M. Lynn Parrish
Dr. James R. Ramsey
Anthony W. St. Charles

Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote for the election of each of the nominees listed above.  All nominees have indicated a willingness to serve and CTBI does not anticipate that any of the above nominees will decline or be unable to serve if elected as a director.  However, in the event that one or more of such nominees is unable, unwilling, or unavailable to serve, the persons named in the proxy shall have authority, according to their judgment, to vote for such substitute nominees as they, after consultation with CTBI's Board of Directors, shall determine.  If considered desirable, cumulative voting will be exercised by the persons named in the proxy to elect as many of such nominees as possible.

The Nominating and Corporate Governance Committee assists the Board in identifying qualified persons to serve as directors of CTBI.  The Committee will evaluate proposed director nominees, including incumbent directors, prior to recommending re-nomination.  The Nominating and Corporate Governance Committee selects as candidates for nomination individuals of high personal and professional integrity and ability who can contribute to the Board's collective effectiveness in serving the interests of CTBI's shareholders.  Maturity of judgment and community leadership are considered strengths for Board members.  Although the Committee does not utilize a specific or formulaic diversity policy or requirement, it does consider the make-up of the Board as a whole and favorably views Board diversity with respect to the following attributes:  professional and life experience, education, skills, age, race, and gender.

Each of the above-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.  Each nominee also brings a strong and varied background and set of skills to the Board of Directors, giving the Board, as a whole, competence and experience in a range of areas.

The Nominating and Corporate Governance Committee will consider candidates nominated by shareholders.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates any other properly recommended nominee.  Shareholders who desire to recommend a candidate for election at the next Annual Meeting of Shareholders should submit the name of the candidate and information concerning the qualifications of the candidate by mail to the Nominating and Corporate Governance Committee at CTBI's address on or before February 18, 2016.

INFORMATION ABOUT DIRECTORS

The age (as of February 27, 2015), business experience, and position of each of the directors currently serving are as follows:

Charles J. Baird, age 65, was appointed to the Board in 1987.  He currently serves as Chairman of the Board's Corporate Retirement and Employee Benefit Committee and as Vice Chairman of the Board's Executive Committee.  Mr. Baird has been an attorney with Baird and Baird, PSC since 1975.  He became President of Baird and Baird, PSC in 2009.  In addition to his nearly 40 years of legal and management experience, he has attended seminars on banking law, corporate finance, and numerous legal matters, has been involved in numerous significant acquisitions during his legal career, and has been a director of many organizations over the years.  Mr. Baird is currently Chairman of the Eastern Kentucky Exposition Center and Coal Operators and Associates, Inc.  He was a member of the Workers' Compensation Board Nominating Commission of Kentucky from 1987 until 2010, serving as Chairman for 10 years, and resumed service as a member from 2013 to present.  Mr. Baird also serves as a director of Community Trust and Investment Company, a subsidiary of CTBI.

Nick Carter, age 68, was appointed to the Board in 2008.  He currently serves as Chairman of the Board's Compensation Committee and as a member of the Audit and Asset Quality Committee.  Mr. Carter was President and COO of Natural Resource Partners L.P. (a coal, mineral, and aggregate reserve ownership business) and its subsidiaries (NYSE:NRP) from 2002 until his retirement in September 2014.  For twelve years prior to joining Natural Resource Partners, Mr. Carter managed a $120 million private coal landholding company with operations in five states.  In those capacities, Mr. Carter attended and spoke at several investor conferences each year and has attended numerous conferences and seminars relating to business management and legal matters.  Mr. Carter is a director of Vigo Coal Company and a director and non-executive Chairman of New Birmingham Inc., a frack sand producer, and he is a former director of the National Bank of Hustonville.  Mr. Carter also serves as a director of Community Trust and Investment Company.

Jean R. Hale, age 68, was appointed to the Board in 1993 and was elected Chairman in 2004.  She currently serves as Chairman of the Board's Executive Committee and as a member of the Corporate Retirement and Employee Benefit Committee.  Ms. Hale has been employed by CTBI since 1969 and held various positions within the company, primarily in the lending area, serving as Executive Vice President and Senior Lender, Senior Vice President/Commercial Lending, and Vice President/Consumer Lending, as well as serving as Compliance and CRA Officer, prior to becoming President and CEO of Community Trust Bank, Inc., CTBI's lead subsidiary, in 1993 and President and CEO of CTBI in 1999.  She is Chairman of the Board of the Kentucky Economic Development Finance Authority and a member of the Kentucky Economic Development Partnership Board, the Commonwealth Seed Capital, LLC Board, University of Pikeville Board of Trustees, and the ARH Foundation Board.  In addition, she serves on the Executive Committee and as Chair of the Development Committee and Finance Committee for SOAR (Shaping Our Appalachia Region).  Ms. Hale also serves as Chairman of the Board of Community Trust Bank, Inc. and Community Trust and Investment Company.

James E. McGhee II, age 57, was appointed to the Board in 2005.  He currently serves as Chairman of the Board's Risk and Compliance Committee, as Vice Chairman of the Corporate Retirement and Employee Benefit Committee and the Nominating and Corporate Governance Committee, and as a member of the Executive Committee and the Audit and Asset Quality Committee.  Mr. McGhee was an executive officer of Mountain Valley Explosives from 1995 until 2006 at which time he sold the company and formed Three JC Investments, LLC.  Over the years, Mr. McGhee has started several small businesses involving property and energy.  He also served as Executive Director of Dyno Explosives Distributors Association.  In addition to Mr. McGhee's business management experience, he has attended several business related safety, sales, and management seminars and an accounting for non-accountants seminar.

M. Lynn Parrish, age 65, was appointed to the Board in 1993.  He currently serves as the lead independent director of the Board, Chairman of the Board's Nominating and Corporate Governance Committee, Vice Chairman of the Audit and Asset Quality Committee and the Compensation Committee, and a member of the Executive Committee and the Risk and Compliance Committee.  Mr. Parrish has been President of Marwood Land Company since 1992.  He co-founded Coal-Mac, Inc., an independent coal company, in 1978 and served as its president until 1992.  In 1993, he co-founded Knott Floyd Land Company, Inc., another independent coal company, and served as its chairman of the board and president until 2006.  Mr. Parrish has served on several boards of directors over the years and is currently a board member of the Kentucky Chamber of Commerce, Coal Operators and Associates, Inc., CEDAR, Inc., and the University of Pikeville, among others.

Dr. James R. Ramsey, age 66, was appointed to the Board in 2003.  He currently serves as Chairman of the Board's Audit and Asset Quality Committee.  Dr. Ramsey has been President of the University of Louisville since 2002.  Prior to becoming President of the University of Louisville, Dr. Ramsey held various positions, including State Budget Director and Interim Commissioner of the Office of the New Economy for the Commonwealth of Kentucky and Vice President of Finance and Administration of the University of North Carolina and Western Kentucky University.  Dr. Ramsey has an extensive resume of financial and economic experience.  He has served as a director of Texas Roadhouse, Inc. (NASDAQGS:TXRH) since 2004.  He also served as trustee of Churchill Tax Free Fund of Kentucky from 1987 to 2013 and Narragansett Tax Free Bond Fund, Rhode Island from 2004 to 2013, and upon the merger of these funds with three other single state tax-free mutual funds—Colorado, Utah, and Arizona, he currently serves as trustee of the newly created Aquila Municipal Trust.  Dr. Ramsey currently serves on the Audit and Compensation Committees of Texas Roadhouse, Inc.  He is also an advisory director of LG&E.

Anthony W. St. Charles, age 56, was appointed to the Board in 2010.  He currently serves on the Board's Audit and Asset Quality Committee, Corporate Retirement and Employee Benefit Committee, Risk and Compliance Committee, and Compensation Committee.  Mr. St. Charles is the President and Chief Executive Officer of The St. Charles Group, LLC of Cincinnati, Ohio.  Mr. St. Charles has provided consulting services and subject matter expertise to financial institutions and technology companies in the United States and Europe for the past 26 years.  Prior to the formation of his own company, Mr. St. Charles was involved in Sales and Consulting with the Unisys Corporation for five years and held officer level positions with U.S. Bank for fourteen years.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

	Amount and
	Nature of
	Beneficial		Percent
Name	Ownership	(1)	of Class
Charles J. Baird	230,162	(3)	1.3%

Nick Carter	5,500		(2)

Jean R. Hale	240,371	(4)	1.4%

James E. McGhee II	24,404		(2)

M. Lynn Parrish	174,242	(5)	1.0%

Dr. James R. Ramsey	10,325		(2)

Anthony W. St. Charles	7,130		(2)

All directors and executive officers as a group (17 in number including the above named individuals)	923,600	(6)	5.3%

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to beneficially own a security if the person has or shares the power to vote or direct the voting of such security or the power to dispose or to direct the disposition of such security. A person is also deemed to beneficially own any shares of which that person has the right to acquire beneficial ownership within sixty days. Shares of Common Stock subject to options exercisable within sixty days are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares held by them.

(2)	Less than 1 percent.

(3)	Includes 6,213 shares held as trustee under various trust agreements established by Mr. Baird's mother, Florane J. Baird, for her grandchildren, 185,000 shares held as trustee of the Bryan M. Johnson Testamentary Trust FBO Rosemary Dean, 30,800 shares held as trustee of the Carolyn A. Baird Family Trust, 220 shares held as trustee under various trust agreements established for Mr. Baird's grandchildren, and 229 shares held by Mr. Baird's wife, over which Mr. Baird has no voting or investment power.

(4)	Includes 30,152 shares which Ms. Hale may acquire pursuant to options exercisable within sixty days of the Record Date, 7,253 restricted shares awarded under CTBI's stock ownership plans, 20,037 shares held in the ESOP, and 66,596 shares held in the 401(k) Plan which Ms. Hale has the power to vote.

(5)	Includes 113,796 shares held by Mr. Parrish's wife, Jessica J. Parrish, as trustee of the Trust under the M. Lynn Parrish 2006 GRAT over which Mr. Parrish has no voting or investment power.

(6)	Includes 79,068 shares which may be acquired by all directors and executive officers as a group pursuant to options exercisable within sixty days of the Record Date.

Executive Officers

The following persons are executive officers of Community Trust Bancorp, Inc. as of the Record Date.  They are not nominated to serve as directors.  Their security ownership as of the Record Date is as follows:

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Class
James B. Draughn	Executive Vice President	33,301	(2)	(1)

James J. Gartner	Executive Vice President	5,487	(3)	(1)

Mark A. Gooch	Executive Vice President and Secretary	70,564	(4)	(1)

Charles Wayne Hancock	Executive Vice President	3,646	(5)	(1)

D. Andrew Jones	Executive Vice President	12,308	(6)	(1)

Larry W. Jones	Executive Vice President	18,102	(7)	(1)

Richard W. Newsom	Executive Vice President	32,675	(8)	(1)

Ricky D. Sparkman	Executive Vice President	20,027	(9)	(1)

Kevin J. Stumbo	Executive Vice President, CFO and Treasurer	29,780	(10)	(1)

Andy D. Waters	Executive Vice President	5,576	(11)	(1)

(1)	Less than 1 percent.

(2)	Includes 5,295 shares which Mr. Draughn may acquire pursuant to options exercisable within sixty days of the Record Date, 2,964 restricted shares awarded under CTBI's stock ownership plans, 8,134 shares held in the ESOP, and 11,716 shares held in the 401(k) Plan which Mr. Draughn has the power to vote.

(3)	Includes 2,691 restricted shares awarded under CTBI's stock ownership plans, 300 shares held in the ESOP, and 161 shares held in the 401(k) Plan which Mr. Gartner has the power to vote.

(4)	Includes 23,339 shares which Mr. Gooch may acquire pursuant to options exercisable within sixty days of the Record Date, 5,224 restricted shares awarded under CTBI's stock ownership plans, 13,707 shares held in the ESOP, and 15,582 shares held in the 401(k) Plan which Mr. Gooch has the power to vote.

(5)	Includes 1,220 restricted shares awarded under CTBI's stock ownership plans, 1,411 shares held in the ESOP, and 835 shares held in the 401(k) Plan which Mr. Hancock has the power to vote.

(6)	Includes 688 shares which Mr. Andrew Jones may acquire pursuant to options exercisable within sixty days of the Record Date, 2,350 restricted shares awarded under CTBI's stock ownership plans, 6,747 shares held in the ESOP, and 1,875 shares held in the 401(k) Plan which Mr. Jones has the power to vote.

(7)	Includes 10,646 shares which Mr. Larry Jones may acquire pursuant to options exercisable within sixty days of the Record Date, 3,184 restricted shares awarded under CTBI's stock ownership plans, and 12 shares held in the ESOP which Mr. Jones has the power to vote.

(8)	Includes 2,673 restricted shares awarded under CTBI's stock ownership plans, 9,840 shares held in the ESOP, and 13,721 shares held in the 401(k) Plan which Mr. Newsom has the power to vote.

(9)	Includes 2,673 restricted shares awarded under CTBI's stock ownership plans, 6,137 shares held in the ESOP, 4,942 shares held in the 401(k) Plan which Mr. Sparkman has the power to vote, and 188 shares held in an individual retirement account.

(10)	Includes 8,728 shares which Mr. Stumbo may acquire pursuant to options exercisable within sixty days of the Record Date, 2,736 restricted shares awarded under CTBI's stock ownership plans, 6,755 shares held in the ESOP, and 9,213 shares held in the 401(k) Plan which Mr. Stumbo has the power to vote.

(11)	Includes 220 shares which Mr. Waters may acquire pursuant to options exercisable within sixty days of the Record Date, 2,192 restricted shares awarded under CTBI's stock ownership plans, 2,809 shares held in the ESOP which Mr. Waters has the power to vote, and 220 shares held in an individual retirement account.

DIRECTORS' COMPENSATION

Directors of CTBI, excluding the Chairman of the Audit Committee, the Chairman of the Risk and Compliance Committee, and the Chairman of the Compensation Committee, who are not also officers of CTBI, were paid $7,500 per quarter for 2014, plus $600 for any committee meeting attended the day prior to regularly scheduled quarterly Board meetings.  The Chairman of the Audit Committee was paid $10,000 per quarter.  The Chairman of the Risk and Compliance Committee and the Chairman of the Compensation Committee were each paid $8,750 per quarter for 2014.  Directors are paid $100 for special committee meetings by telephone and $300 for other committee meetings held on days other than the day prior to regularly scheduled quarterly Board meetings.  Directors who are also officers of CTBI did not receive additional compensation for serving as a director.  No option awards, stock awards, retirement benefits, or other benefits are provided to directors of CTBI.  The following table shows the total fees paid in 2014 to each director.

Director	2014 Fees Paid
Charles J. Baird	$30,700

Nick Carter	40,600

Jean R. Hale	0	(1)

James E. McGhee II	39,500

M. Lynn Parrish	35,400

Dr. James R. Ramsey	44,000

Anthony W. St. Charles	35,600

Total	$225,800

(1)	As an officer of CTBI, Ms. Hale does not receive directors' fees..

For information concerning director compensation for 2015, see the Role of the Compensation Committee section of the Compensation Discussion and Analysis.

CORPORATE GOVERNANCE

The Board of Directors has determined that the following five of CTBI's seven directors are "independent" as defined by applicable law and NASDAQ listing standards: Nick Carter, James E. McGhee II, M. Lynn Parrish, Dr. James R. Ramsey, and Anthony W. St. Charles.  The independent directors have no relationships with CTBI or its independent auditors other than immaterial relationships which were therefore not considered by the Board in confirming independence.  Mr. Parrish has been selected by the Board of Directors as the "lead independent director."

The lead independent director presides over executive sessions of the Board and acts as the liaison between independent directors and the Chairman of the Board.  The lead independent director also provides input to the Chairman of the Board concerning the agendas for Board meetings and performs other duties as assigned by the Board from time to time.

The leadership structure of the Board consists of a combined Chairman and Chief Executive Officer position, which has been held by Ms. Hale since 2004.  The Board believes that a unified Chief Executive Officer and Chairman is appropriate and in the best interests of CTBI and its shareholders.  The Board believes that combining these roles provides the following advantages:

•	The Chief Executive Officer is the director most familiar with CTBI's business and is best suited to lead discussions on important matters affecting CTBI's business;

•	The combination of the roles creates a firm link between management and the Board and facilitates the development and implementation of corporate strategy; and

•
The combination of the positions contributes to a more effective and efficient Board, and the Board believes it does not undermine the Board's independence, particularly in light of the role played by the Board's lead independent director.

The lead independent director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. The Board makes the determination of the appropriate leadership structure based on current circumstances.  The Board also believes that the solid and profitable performance of CTBI under Ms. Hale's direction, particularly in light of the recent financial crisis, demonstrates the effectiveness of CTBI's leadership structure.  Ms. Hale is the direct link between executive management and the Board, and as a banking professional with more than 40 years of industry experience, she provides critical insight and perception to the Board, as well as feedback to executive management, through her understanding of the issues at hand.

During 2014, the Board held four executive sessions, under the guidelines for executive sessions prescribed in the Corporate Governance Guidelines, which included only non-management directors.

Corporate Governance Guidelines and the Code of Business Conduct and Ethics adopted by the Board may be found on CTBI's website at www.ctbi.com.  The Code of Business Conduct and Ethics governs the actions of CTBI's directors, officers, and employees.  The Code is reviewed by the Nominating and Corporate Governance Committee and approved by the Board.

Shareholders may communicate directly with the Board of Directors by sending a written communication addressed to the Chairman of the Board of Directors at CTBI's address.

The Board of Directors held six meetings during the 2014 fiscal year, including the annual organizational meeting.  Each director attended at least 75% of the aggregate number of Board meetings and meetings of Board committees on which such director served in 2014.  It is the Board's policy that directors should attend each Annual Meeting of Shareholders subject to a substantial personal or business conflict.  All of CTBI's directors attended the 2014 Annual Meeting of Shareholders.  The Board has the following committees: Audit and Asset Quality Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee, Risk and Compliance Committee, and Corporate Retirement and Employee Benefit Committee.

The Audit and Asset Quality Committee (the "Audit Committee") Charter, which is subject to annual review, was last reviewed and approved in January 2015 and may be found on CTBI's website at www.ctbi.com.  The Audit Committee consists of Dr. James R. Ramsey (Chairman), M. Lynn Parrish (Vice Chairman), Nick Carter, James E. McGhee II, and Anthony W. St. Charles, all of whom meet the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 5605(c)(2) of the NASDAQ listing standards.  The Board of Directors has determined that none of the Audit Committee members has a relationship to CTBI that may interfere with his independence from CTBI and its management. The Board has determined that Dr. James R. Ramsey is an audit committee financial expert for CTBI and is independent as described above.  For further information regarding the Audit Committee, please see the Report of the Audit and Asset Quality Committee below.

The Compensation Committee consists of Nick Carter (Chairman), M. Lynn Parrish (Vice Chairman), and Anthony W. St. Charles, all of whom meet the applicable independence standards.  The Compensation Committee Charter can be found on CTBI's website at www.ctbi.com.  The Compensation Committee met eight times during 2014.  See the Role of the Compensation Committee section of the Compensation Discussion and Analysis for more information.

The Nominating and Corporate Governance Committee consists of M. Lynn Parrish (Chairman) and James E. McGhee II (Vice Chairman); both meet the applicable independence standards.  The Nominating and Corporate Governance Committee Charter can also be found on CTBI's website at www.ctbi.com.  The Nominating and Corporate Governance Committee: (i) evaluates and recommends nominee directors for election to the Board and appointment to committee membership and (ii) develops and recommends to the Board policies and guidelines relating to corporate governance and the identification and nomination of directors and committee members.  This committee is also responsible for the annual review of the Board's performance as a whole, each committee's performance as a whole, each individual director's performance, and the annual review of CTBI's succession plans for its Chief Executive Officer and other executive officers.  Each of our directors is evaluated annually on the basis of personal characteristics, financial literacy, mature confidence, high performance standards, and core competencies.  The Nominating and Corporate Governance Committee met three times in 2014.  See Election of Directors for more information.

The Risk and Compliance Committee consists of James E. McGhee II (Chairman), M. Lynn Parrish, and Anthony W. St. Charles, all of whom meet the applicable independence standards.  The Risk and Compliance Committee Charter may be found on CTBI's website at www.ctbi.com.  The Risk and Compliance Committee: (i) oversees management's compliance with all of CTBI's regulatory obligations arising under applicable federal and state banking and financial institutions laws, rules, and regulations and (ii) oversees management's implementation and enforcement of CTBI's risk management policies and procedures.  On a quarterly basis, CTBI's Chief Internal Audit/Risk Officer provides a comprehensive risk report to the Risk and Compliance Committee.  The Risk and Compliance Committee met four times during 2014.

Under our Corporate Governance Guidelines, the Board is charged with providing oversight of our risk management processes. The Audit Committee and the Risk and Compliance Committee are primarily responsible for overseeing our risk management function on behalf of the Board.  In carrying out its responsibilities, the Audit and Risk and Compliance Committees work closely with our Chief Risk Officer and other members of our enterprise-wide risk management team.  Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition.  Management is responsible for the day-to-day management of risks CTBI faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight.  The Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks.  CTBI utilizes an enterprise-wide risk management ("EWRM") process designed to provide the Board and management with the capabilities needed to identify, assess, and manage the full spectrum of risks inherent to our industry.  While business unit managers are primarily responsible for managing risk inherent in their areas of responsibility, CTBI has established a risk management governance structure to establish policies, monitor adherence to the policies, and manage the overall risk profile of CTBI.  CTBI's EWRM program is not intended to replace normal risk management activities conducted by the business unit managers.  The EWRM program is designed to provide a portfolio view of risks across the entire enterprise.

As an integral part of the risk management process, management has established various committees consisting of senior executives and others within CTBI.  The purpose of these committees is to closely monitor risks and ensure that adequate risk management practices exist within their respective areas of authority.  Some of the principal committees include the Asset/Liability Management (ALCO) Committee, the Loan Portfolio Risk Management Committee, the Senior Credit Committee, the Information Technology Steering Committee, and various compliance-related committees.  Overlapping membership of these committees by senior executives and others helps provide a unified view of risk on an enterprise-wide basis.  To facilitate an enterprise-wide view of CTBI's risk profile and coordinate the enterprise risk management governance process, a Chief Risk Officer has been appointed, who oversees the process and reports on CTBI's risk profile.  Additionally, risk champions are assigned for various areas.  The risk champions facilitate implementation of the enterprise risk management and governance process across CTBI.  The Risk and Compliance Committee oversees and supports the EWRM process.  The Board of Directors, through its Risk and Compliance Committee, has overall responsibility for oversight of CTBI's enterprise risk management governance process.  The Risk and Compliance Committee monitors and assesses regular reports from the management team's EWRM Committee regarding comprehensive organizational risk as well as particular areas of concern.  In addition, the Nominating Committee considers risks related to succession planning.  The Compensation Committee considers risks related to the attraction and retention of critical employees and risks relating to CTBI's compensation programs and contractual employee arrangements and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.  The Compensation Committee reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers.

REPORT OF THE AUDIT AND ASSET QUALITY COMMITTEE

The Audit and Asset Quality Committee (the "Audit Committee") oversees the financial reporting process of CTBI on behalf of the Board of Directors.  All directors who serve on the Audit Committee meet the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 5605(c)(2) of the NASDAQ listing standards.  The Audit Committee monitors the integrity of CTBI's financial statements, the qualifications and independence of CTBI's independent registered public accounting firm ("independent auditor"), the performance of CTBI's internal audit function, CTBI's system of internal controls, financial reporting, and disclosure controls, and compliance with the Corporate Governance Guidelines and Code of Business Conduct and Ethics.  The Audit Committee has established procedures for the confidential, anonymous submission of concerns about accounting matters, internal controls, and auditing matters.  Management has the responsibility for the preparation of CTBI's consolidated financial statements and management's assertion on the design and effectiveness of CTBI's internal control over financial reporting.  The independent auditor has the responsibility for the examination of those consolidated financial statements.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of CTBI's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America.  Additionally, the Audit Committee's review included discussion with CTBI's independent auditor of matters required to be discussed pursuant to the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16 ("AS 16") and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB in Rule 3200T.  AS 16 requires CTBI's independent auditor to provide the Audit Committee with additional information regarding the scope and results of its audit of CTBI's financial statements, including with respect to: (i) its responsibility under audit standards performed in accordance with standards of the PCAOB (United States), (ii) qualitative aspects of significant accounting policies and practices, (iii) management judgments and critical estimates, (iv) significant unusual transactions, (v) any significant audit adjustments, (vi) evaluation of the quality of financial reporting, (vii) other information in documents containing audited financial statements, (viii) any disagreements with management, (ix) significant issues discussed with management, and (x) any difficulties encountered in performing the audit.

The Audit Committee received from BKD, LLP a letter providing the disclosures required by applicable requirements of the PCAOB, with respect to any relationships between BKD, LLP and CTBI that, in its professional judgment, may reasonably be thought to bear on independence.  BKD has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, it is independent of CTBI within the meaning of the federal securities laws.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor.  The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services.  Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding the pre-approved cost levels must be specifically pre-approved by the Audit Committee.  In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The Audit Committee discussed with CTBI's internal auditor and independent auditor the overall scope and plans for their respective audits.  The Audit Committee met with its internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of CTBI's internal controls, and the overall quality of CTBI's financial reporting.  The Audit Committee held twelve meetings during fiscal year 2014.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and the independent auditor the audited consolidated financial statements of CTBI as of and for the year ended December 31, 2014 and management's assertion on the design and effectiveness of CTBI's internal control over financial reporting as of December 31, 2014.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.  The Audit Committee has also recommended, subject to shareholder ratification, the selection of BKD, LLP as CTBI's independent registered public accounting firm.

Dr. James R. Ramsey, Chairman
M. Lynn Parrish, Vice Chairman
Nick Carter, Member
James E. McGhee II, Member
Anthony W. St. Charles, Member

March 5, 2015

PROPOSED 2015 STOCK OWNERSHIP INCENTIVE PLAN

Background

The purpose of the proposed 2015 Stock Ownership Incentive Plan ("2015 Plan") is to enhance the ability of CTBI and its subsidiaries to secure and retain the services of qualified employees and to provide incentives for such employees to exert maximum efforts for the success of CTBI.  On March 12, 2015, the Compensation Committee of the Board of Directors approved the 2015 Plan, subject to the receipt of shareholder approval.

If approved by CTBI's shareholders, the 2015 Plan would become effective on the date of such shareholder approval ("Effective Date").  CTBI's 1998 Stock Option Plan ("1998 Plan") has expired and no further awards may be made under the 1998 Plan.  CTBI's 2006 Stock Ownership Incentive Plan ("2006 Plan") is scheduled to expire on March 9, 2016.  If the 2015 Plan is not approved by shareholders at the upcoming Annual Meeting, and another equity incentive plan is not approved by shareholders prior to the 2006 Plan's expiration date, CTBI would no longer have an incentive plan under which to grant equity incentives to employees after March 9, 2016.  However, if CTBI's shareholders approve the 2015 Plan, the 2006 Plan will be terminated as of the Effective Date of the 2015 Plan such that no further awards could be issued under the 2006 Plan after the Effective Date.

Shares issuable pursuant to outstanding awards granted under the 1998 Plan and 2006 Plan (collectively referred to herein as the "Prior Plans") prior to their respective expiration or termination dates will be issued from the remaining shares reserved for issuance under the 1998 Plan and 2006 Plan (the "Prior Plans").  As of March 1, 2015, approximately 1,553,000 shares remained available for issuance under the 2006 Plan, with approximately 248,000 shares reserved for issuance pursuant to outstanding awards under the Prior Plans.  The shares remaining available under the Prior Plans will not be added to the 550,000 shares authorized for issuance under the 2015 Plan.

The 2006 Plan provided for equity incentive compensation awards in the form of stock options, stock appreciation rights, restricted stock and performance units.  As discussed in the Compensation Discussion and Analysis in this proxy statement, the Compensation Committee believes that the types of awards authorized for issuance under the 2006 Plan have been effective tools for securing and retaining qualified employees as well as providing incentives for employees to work toward CTBI's success.  Moreover, the availability of the various types of awards under the 2006 Plan has provided flexibility to CTBI to adapt to changes in the economy, the competitive market for qualified employees, the industry and the executive compensation needs of CTBI.

The Board of Directors believes that it is in the best interest of CTBI and its shareholders to adopt the 2015 Plan to allow CTBI to continue to provide equity incentive compensation to employees.  In general, the 2015 Plan authorizes the same types of awards as could be issued under the 2006 Plan.  The differences between the 2015 Plan and the 2006 Plan are primarily due to: (i) the substantial reduction in the number of shares authorized for issuance under the 2015 Plan  as compared to the 2006 Plan, and the adjustment of the number of shares available for issuance under the various award types, to reflect CTBI's experience and estimation of future executive compensation needs; and (ii) other changes designed to reflect developments over the past decade in applicable law and regulations, as well as institutional shareholder expectations with regard to incentive plans.

Summary of Material Features

The following is a summary of the material features of the 2015 Plan.  The summary is not a complete description of the 2015 Plan and is qualified in its entirety by reference to the terms of the 2015 Plan.  A copy of the 2015 Plan is attached as Appendix A to this proxy statement.

Authorized Shares.  The number of shares of Common Stock authorized for issuance under the 2015 Plan is 550,000 shares.  This amount is a substantial reduction from the 1,650,000 shares authorized for issuance under the 2006 Plan.  As noted above, this substantial authorized share reduction reflects the Company's historical rate of issuance of awards under the Prior Plans as well as its estimation of future executive equity compensation needs.  The Compensation Committee noted that CTBI's historical rates of issuance under the Prior Plans have been below peer rates of issuance.  While the Compensation Committee expects that the amount of shares issued pursuant to equity awards under the 2015 Plan will likely increase to levels nearer industry standards, the Compensation Committee believes that 550,000 shares will still be an adequate number of shares available for issuance under the 2015 Plan.

Shares as to which options or other awards under the 2015 Plan lapse, expire, terminate, are forfeited or are canceled will again be available for awards under the 2015 Plan.  The shares of Common Stock reserved for issuance under the Prior Plans in excess of the number of shares as to which options or other benefits are awarded thereunder, and any shares as to which options or other benefits granted under the Prior Plans lapse, expire, terminate or are canceled will not be reserved and available for issuance or reissuance under the 2015 Plan.  In addition, shares of Common Stock delivered or tendered to the Company by a participant to purchase shares of Common Stock upon the exercise or settlement of an award or to satisfy tax withholding obligations with respect to the exercise or settlement of an award under the 2015 Plan (including, without limitation, shares retained from an award creating the tax obligation) will not be added back to the number of shares available for future grant of awards under the 2015 Plan.

In the event of a change in the corporate structure of CTBI affecting the Common Stock, such as a merger, reorganization, consolidation, recapitalization, reclassification, stock split or similar transaction, the Compensation Committee will substitute or adjust the total number and class of securities which may be issued under the 2015 Plan and the number, class and price of shares subject to outstanding awards as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of participants and to preserve the value of outstanding awards.

Eligible Participants. Full-time employees of CTBI and its subsidiaries are eligible to receive awards under the 2015 Plan. Participants will be selected by the Compensation Committee.  As of March 12, 2015, CTBI and its subsidiaries had approximately 960 full-time employees.

New Plan Benefits. No awards have been granted under the 2015 Plan.  Because the benefits under the 2015 Plan will depend on the Compensation Committee's future actions and the fair market value of CTBI's stock at various future dates, the benefits payable under the 2015 Plan and the benefits that would have been payable had the 2015 Plan been in effect during 2015 are not determinable.  The closing price of CTBI's Common Stock on March 12, 2015 on the NASDAQ Stock Market LLC – Global Select Market was $33.65 per share.

Administration of the 2015 Plan.  The 2015 Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will determine, subject to the terms of the 2015 Plan, the persons to receive awards, the size, type and frequency of awards, the terms and conditions of each award, and whether any performance goals have been met.  However, the 2015 Plan requires in general a minimum one-year period prior to vesting of options, vesting of stock appreciation rights and lapse of restrictions on restricted stock, and a performance period applicable to performance units of at least one year.  The Compensation Committee will also have the power to interpret the provisions of the 2015 Plan.

Limitations on Awards.  As previously noted, the 2015 Plan authorizes the issuance of awards with respect to a maximum of 550,000 shares.  Within that number, the 2015 Plan provides for limitations applicable to the various types of awards.  No more than 550,000 shares of restricted stock may be awarded under the 2015 Plan.  In addition, the number and amount of awards that may be granted to any one person in a single year under the 2015 Plan are limited as follows: (a) stock options - 100,000 shares; (b) stock appreciation rights - 100,000 shares; (c) restricted stock - 75,000 shares; and (d) performance units - $1.0 million.  In the event of a change in the corporate structure of CTBI affecting the Common Stock, such as a merger, reorganization, consolidation, recapitalization, reclassification, stock split or similar transaction, the Compensation Committee will make appropriate and equitable adjustments to the award limitations under the 2015 Plan.

Stock Options. The Compensation Committee may from time to time award options to a participant subject to the limitations described above.  Stock options give the holder a right to purchase shares of CTBI's Common Stock within a specified period of time (minimum of one year) at a specified price, which will not be less than the fair market value of the Common Stock at the time of grant.  Two types of options may be granted: incentive stock options ("ISOs") and nonqualified stock options ("NQSOs").

Stock Appreciation Rights. From time to time, the Compensation Committee may grant stock appreciation rights ("SARs") to participants.  The SAR grant price will equal 100% of the fair market value of a share of CTBI's Common Stock on the date of grant and the SAR will become exercisable at least one year from the date of grant.  A SAR entitles the holder upon exercise to receive a payment from CTBI in an amount determined by multiplying: (a) the difference between the fair market value of a share of Common Stock on the date of exercise and the SAR grant price; by (b) the number of shares of Common Stock with respect to which the SAR is exercised.  At the discretion of the Compensation Committee, the payment may be made in the form of cash, shares of Common Stock of equivalent value on the date of exercise of the SAR, or in a combination of cash and shares of Common Stock.

Restricted Stock. Restricted stock may be granted by the Compensation Committee from time to time under the 2015 Plan, upon such terms and conditions as it may specify.  The Compensation Committee may determine the events upon which the restricted stock will be forfeitable and impose restrictions based on the achievement of specific performance goals relating to CTBI, a subsidiary or a regional or business unit of CTBI, or years of service, with a minimum restriction period of one year.  In its discretion, the Compensation Committee may impose a requirement that the participant pay a specified purchase price for the restricted shares.

Performance Units. The Compensation Committee may grant performance units to participants which will become payable in cash or shares of the CTBI's Common Stock to participants upon achievement of specified performance goals.  Under the 2006 Plan, performance units were payable only in the form of cash.  The performance period will be a period of time (not less than one year nor more than five years) for the measurement of the extent to which performance goals are attained.  The performance goals to be achieved with respect to each performance unit will be established by the Compensation Committee and will be based on one or more of the following criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of the participant or a division, region, department or function within CTBI or a subsidiary on an absolute or relative basis, or in comparison to a peer group:

•	Net income
•	Growth in net income
•	Earnings per share
•	Growth of earnings per share
•	Total shareholder return
•	Return on equity
•	Return on capital
•	Production of loans, deposits, and noninterest income
•	Growth in loans, deposits, and noninterest income
•	Loan portfolio performance

General Provisions

No Repricing. Without shareholder approval, neither the Compensation Committee nor the Board of Directors of CTBI will have any authority, with or without the consent of the holders of awards, to "reprice" any awards after the date of initial grant with a lower exercise price in substitution for the original exercise price, whether through amendment, cancellation or other means.

Non-Transferability. A participant's rights under the 2015 Plan may not be assigned, pledged or otherwise transferred other than by will or the laws of descent and distribution, except that upon a participant's death, the participant's rights to payment under an award may be transferred to a designated beneficiary. However, in the case of a NQSO, the Compensation Committee may permit the participant to transfer all or a portion of the NQSO without consideration to (a) the participant's spouse or lineal descendants ("Family Members"); (b) a trust for the exclusive benefit of Family Members; (c) a charitable remainder trust of which the participant or Family Members are the exclusive beneficiaries; or (d) a partnership or a limited liability company in which the participant and Family Members are the sole partners or members.

Change in Control.  A Change in Control is defined in the 2015 Plan in a more restrictive manner than in the 2006 Plan.  The percentage beneficial ownership of CTBI's voting stock deemed to trigger a Change in Control has been increased to 50% or more in the 2015 Plan from 20% or more in the 2006 Plan.  In addition, while shareholder approval of a merger, consolidation, reorganization or sale or other disposition of all or substantially all assets of CTBI was defined as a Change in Control under the 2006 Plan, the 2015 Plan provides that a Change in Control occurs upon the occurrence, rather than shareholder approval, of such transactions.

Under the 2006 Plan, upon a Change in Control: (i) all outstanding options and SARs would become fully vested and immediately exercisable; and (ii) any restrictions and other conditions pertaining to restricted stock held by participants would lapse and such shares would become immediately transferable and nonforfeitable, subject to applicable securities law requirements.  Under the 2015 Plan, acceleration of vesting and lapse of restrictions following a Change in Control is subject to a "double" trigger.  If, within the 24-month period following the Change in Control, a participant's employment is terminated by CTBI, or a successor of CTBI other than for cause, as defined in the 2015 Plan, or the participant terminates employment with CTBI or a successor for good reason, as defined in the 2015 Plan (such events are referred to as "Change in Control Termination Events"), then: (i) all outstanding options and stock appreciation rights will immediately vest and become fully exercisable and all restrictions related to outstanding restricted stock will fully lapse; and (ii) all performance units will be fully vested and payable as soon as reasonably practicable in an amount equal to the greater of: (a) the maximum amount payable under the performance unit multiplied by a percentage equal to the percentage that would have been earned under the terms of the performance unit assuming that the rate at which the performance goals have been achieved as of the date of the Change in Control Termination Event would have continued to the end of the performance period; or (b) the maximum amount payable under the performance unit multiplied by the percentage of the performance period completed by the participant at the time of the Change in Control Termination Event. However, if no maximum amount payable is specified in the performance unit agreement, the amount payable will be the amount computed under clause (a) above.  The 2015 Plan also provides that in order to preserve a participant's rights under an award in the event of a Change in Control, the Compensation Committee may take one or more of the following actions: (i) cause the award to be assumed, or new rights substituted for the award, by another entity; or (ii) adjust the term of the award in a manner determined by the Compensation Committee to equitably reflect the Change in Control.

Termination of the 2015 Plan.  The 2015 Plan will terminate on the earliest to occur of (a) the 10th anniversary of its Effective Date; (b) the date when all shares available for issuance under the 2015 Plan have been acquired and payment of all benefits in connection with awards under the 2015 Plan has been made; or (c) such other date as the Board of Directors may determine.

Recoupment.  All awards under the 2015 Plan (including awards which have vested or with regard to which restrictions have lapsed) will be subject to the terms and conditions of CTBI's recoupment policy and any and all recoupment requirements imposed under applicable laws, rules or regulations or any applicable securities exchange listing standards.  The 2015 Plan also provides that award agreements may specify that the participant's rights, payments and benefits with respect to any award will be subject to reduction, cancellation, forfeiture and recoupment upon the occurrence of specified events.

Amendment. The Board may amend, suspend, modify or terminate the 2015 Plan provided that (a) no amendment may be made without shareholder approval if such approval is necessary to satisfy applicable laws or regulations and the Board determines that it is appropriate to seek stockholder approval; and (b) upon and following a Change in Control, no amendment may adversely affect the rights of any person with regard to any award previously granted.  In addition, the Compensation Committee may not exercise its discretion with respect to awards if it would cause compensation that was intended to be performance-based compensation within the meaning of section 162(m) under the Internal Revenue Code of 1986, as amended ("Code"), to fail to qualify as performance-based compensation. No amendment, modification or termination of the 2015 Plan may in any manner adversely affect any outstanding award without the written consent of the holder of the award.

Certain Federal Income Tax Consequences

The following discussion summarizes certain Federal income tax consequences associated with the issuance and receipt of stock options, restricted stock, performance units and stock appreciation rights.  This summary is based on existing Federal income tax laws, as in effect on the date of this proxy statement, which may change, even retroactively. The tax laws applicable to stock options, restricted stock, performance units and stock appreciation rights are complex, so the following discussion of the tax considerations is necessarily general in nature and not comprehensive.  This summary does not address all Federal income tax considerations, nor does it address state, local, non-U.S., employment tax, and other tax considerations.  Many shareholders may be subject to special tax rules and this summary does not address all aspects of Federal income tax that may be relevant to a particular participant.

Stock Options.  Generally, a participant is not required to recognize income at the time of the stock option's grant.  This is generally true for both incentive stock options and non-qualified stock options.  A participant holding a non-qualified stock option recognizes ordinary income on the date of exercise of the non-qualified stock option.  The amount required to be included in income is equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price.  The participant would take a tax basis in the shares equal to the exercise price, plus the amount included in the participant's income.  Any gain or loss realized on a subsequent disposition of the shares would generally be treated as a capital gain or loss.

Generally, a participant will not recognize taxable income on the exercise of an incentive stock option, but the exercise of the option will result in alternative minimum taxable income to the same extent as if the option had been a non-qualified option.  Generally, the participant will take a tax basis in the stock equal to the exercise price.  Upon a subsequent sale of the stock acquired on the exercise of an incentive stock option, the amount of the gain would be treated as long-term capital gain equal to the difference between the sales price and the option's exercise price so long as the stock is sold after (i) two years from the date of grant of the incentive stock option and (ii) one year from the exercise date of the incentive stock option.  If the participant disposes of the stock prior to the expiration of these holding periods, the participant will recognize ordinary income at the time of the "disqualifying disposition" equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price or (ii) the excess of the amount received for the stock over the exercise price.  The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss, depending on how long the stock was held.  If the incentive stock option is exercised after the participant ceases to be employed, special rules may apply.

In the case of a non-qualified option, CTBI will generally be entitled to a compensation deduction in an amount equal to the amount of ordinary income recognized by the participant, at the time such income is recognized.  In the case of an incentive stock option, CTBI is not entitled to any deduction, unless the participant makes a disqualifying disposition, in which case CTBI is generally entitled to a deduction equal to the amount of ordinary income recognized by the participant.

If a participant exercises an option by delivering previously held shares of  CTBI in payment of the exercise price, the participant does not recognize gain or loss on the delivered shares if their fair market value is different from the participant's tax basis in the shares.  However, the exercise of a non-qualified stock option is taxed, and CTBI generally is entitled to a deduction, in the same amount and at the same time as if the participant had paid the exercise price in cash.  If the participant receives a separate identifiable stock certificate therefor, the participant's tax basis in the number of shares received that is equal to the number of shares surrendered on exercise will be the same as the participant's tax basis in the shares surrendered.  The participant's holding period for such number of shares will include its holding period for the shares surrendered.  The participant's tax basis and holding period for the additional shares received upon exercise will be the same as it would have been had the participant paid the exercise price in cash.

Restricted Stock.  Generally, a participant will not recognize ordinary income on an award of restricted stock, unless the participant makes an election pursuant to section 83(b) of the Code.  If the participant makes a section 83(b) election, the participant would recognize ordinary income on the date of the award equal to the excess of the fair market value of the stock over the amount paid, if any.  In the absence of a section 83(b) election, a participant will recognize ordinary income on the date the stock vests (i.e., the date on which the stock is either (a) transferable or (b) not subject to a substantial risk of forfeiture) in an amount equal to the excess, if any, of the fair market value of the stock on the vesting date over the amount paid for the stock. The participant will take a tax basis in the stock equal to the amount paid for the stock, if any, plus the amount included in income.  The participant's holding period begins after the stock vests (unless a section 83(b) election has been made).  Generally, a participant will recognize capital gain (or loss) on a subsequent disposition of the stock.  Generally, CTBI will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes the ordinary income.

Performance Units.  Generally, a participant will not recognize income on the grant of a performance unit. Instead, upon payment in respect of a performance unit, the participant will generally be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of stock or other property received.

CTBI generally will be entitled to a tax deduction in connection with an award in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income, provided that the deduction is not disallowed by section 162(m) of the Code or otherwise limited by the Code.

Stock Appreciation Rights.  Generally, a participant is not required to recognize income at the time of the grant of a stock appreciation right.  A participant holding a stock appreciation right recognizes ordinary income on the date of exercise of the stock appreciation right.  The amount required to be included in income is equal to the fair market value of the shares or the cash received by the participant on the exercise date.  The participant would take a tax basis in any shares received upon exercise of a stock appreciation right equal to the participant's income with respect to the shares received.  Any gain or loss realized on a subsequent disposition of the shares would generally be treated as a capital gain or loss.  CTBI would generally be entitled to a compensation deduction equal to the ordinary income recognized by the participant at the time such income is recognized.

Section 409A.  Awards of stock options, restricted stock, performance units and stock appreciation rights may, in some cases, result in deferral of compensation that is subject to the requirements of section 409A of the Code.  Generally, to the extent that deferrals of these awards fail to meet the requirements of section 409A of the Code, these awards may be subject to immediate taxation and penalties.  It is the intent of CTBI that the awards under the 2015 Plan will be structured and administered in compliance with section 409A of the Code or an exemption therefrom.  Certain terms have been defined in a manner so that if awards are subject to section 409A of the Code, they should comply with section 409A of the Code.

The foregoing is only a summary of the effect of federal income taxation upon CTBI and upon participants.  It is not complete and does not consider individual circumstances, discuss the tax consequences of any participant's death, or consider the income tax laws of any municipality, state, or foreign country in which a participant may reside.  The foregoing is not legal advice or tax advice.

Shareholder Approval
An affirmative vote of a majority of all shares present in person or by proxy at the Annual Meeting and entitled to vote is necessary to approve the 2015 Stock Ownership Incentive Plan.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 2015 STOCK OWNERSHIP INCENTIVE PLAN.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of CTBI engaged BKD, LLP ("BKD") to serve as its independent registered certified public accounting firm for the year ended December 31, 2014.

Aggregate fees billed to CTBI for the fiscal years ending December 31, 2014 and 2013 by CTBI's principal accounting firm, BKD, LLP, were as follows:

	2014	2013
Audit fees	$257,100	$362,700
Audit related fees	74,731	57,833
Subtotal	331,831	420,533
Tax fees	39,835	45,420
Total	$371,666	$465,953

Audit related fees included payments for audits of CTBI's ESOP and 401(k) Plan and out-of-pocket expenses related to the audit of the consolidated financial statements.  Tax fees include payments for preparation of the federal and state corporate income tax returns and the preparation of the Form 5500s for the CTBI sponsored benefit plans.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee requests that shareholders ratify its selection of BKD to examine the consolidated financial statements of CTBI for the fiscal year ending December 31, 2015.  Although action by the shareholders on this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of CTBI's financial controls and reporting.  Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of CTBI and its shareholders.  BKD is not expected to have a representative present at the Annual Meeting.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CTBI.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Chief Executive Officer, Principal Financial Officer, and other three most highly compensated executive officers ("Named Executive Officers") is described in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.  Shareholders are urged to read both of these sections of this Proxy Statement, which discuss our compensation policies and procedures with respect to our Named Executive Officers.  As discussed in the Compensation Discussion and Analysis, the Compensation Committee seeks to establish executive compensation at fair, reasonable, and competitive levels, with a meaningful portion of compensation tied to performance.

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the changes to Section 14A of the Securities Exchange Act of 1934, we are providing CTBI's shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve the compensation of our Named Executive Officers.  At our 2011 Annual Meeting of Shareholders, shareholders approved the annual submission of our Named Executive Officer compensation to shareholders for approval on an advisory (nonbinding) basis.  Accordingly, the following resolution will be submitted for a shareholder vote at the 2015 Annual Meeting:

"RESOLVED, that the shareholders of Community Trust Bancorp, Inc. ("CTBI") approve, on an advisory basis, the overall compensation of CTBI's Named Executive Officers, as described in the Compensation Discussion and Analysis and Executive Compensation sections set forth in the Proxy Statement for this Annual Meeting."

This advisory vote, commonly referred to as a "say-on-pay" advisory vote, is nonbinding on CTBI and the Board.  However, the Board values constructive dialogue on executive compensation and other important governance topics with CTBI's shareholders and encourages all shareholders to vote their shares on this matter.

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting.  While this vote is required by law, it will neither be binding on CTBI or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, CTBI or the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.  Brokers and other nominees do not have discretionary voting power over the advisory vote on executive compensation. Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to this proposal.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADVISORY (NONBINDING) RESOLUTION RELATING TO EXECUTIVE COMPENSATION.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

In the ordinary course of business, CTBI, through its wholly-owned commercial bank subsidiary, Community Trust Bank, Inc. (the "Bank"), has had in the past and expects to have in the future banking transactions, including lending to its directors, officers, principal shareholders, and their associates.  When these banking transactions are credit transactions, they are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  None of the credits are disclosed as nonaccrual, past due, restructured, or potential problem credits.  In the opinion of CTBI's Board of Directors, such transactions do not involve more than the normal risk of collectability or present any other unfavorable features.

Mr. Charles J. Baird, a director of CTBI, is a shareholder in Baird and Baird, P.S.C., a law firm that provided services to CTBI and its subsidiaries during 2014 and will be retained by CTBI and its subsidiaries during the fiscal year 2015.  Approximately $1.0 million in legal fees and $0.1 million in expenses paid on behalf of CTBI, $1.1 million in total, were paid to Baird and Baird, P.S.C. during 2014.

The Board of Directors has determined that the Compensation Committee of the Board should review and approve related party transactions.  Accordingly, management recommends to the Compensation Committee related party transactions to be entered into by CTBI, including the proposed aggregate value of such transactions if applicable.  After review, the Compensation Committee recommends approval or disapproval of such transactions and at each subsequently scheduled meeting, management updates the Compensation Committee as to any material change to those proposed transactions.  The Compensation Committee provides a report to the Board of Directors at each regularly scheduled meeting of the related party transactions approved by the Compensation Committee since the date of its previous report to the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires CTBI's executive officers and directors and persons who own more than ten percent (10%) of the Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"), as well as to furnish CTBI with a copy of such report.  Additionally, SEC regulations require CTBI to identify in its Proxy Statement those individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year.  Based upon a review of Forms 3, 4, and 5 furnished to CTBI, there were two late Form 4 filings during 2014, one on behalf of Dr. James R. Ramsey and one on behalf of Mr. Andy D. Waters, each with respect to one transaction.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is intended to provide shareholders with an understanding of our executive compensation philosophy, our decision making process, the key compensation-related decisions made by the Compensation Committee in 2014, and any changes approved for 2015.  It also describes the key components of compensation provided to CTBI's executive officers, including the Named Executive Officers.

All share data has been adjusted to reflect the 10% stock dividend issued on June 2, 2014.

Executive Summary

During 2014, the Compensation Committee continued its ongoing review of the compensation program for executive officers and monitored the impact of certain changes implemented during 2012,  2013, and 2014, especially in regard to the executive incentive plans.  As described in more detail below, the changes made from 2012 through 2014 were intended to increase the portion of total pay that is performance-based  and  accomplish three significant objectives:  (i) improve the alignment of executive pay with CTBI performance; (ii) provide executives a pay opportunity that is competitive with industry practices; and (iii) attract and retain qualified management.

In order to accomplish those objectives, in early 2012 the Committee adopted, and the Board of Directors approved, the following strategy for managing executive compensation over the next several years:

•	Manage executive officer salaries toward the median of market values (i.e., the middle of the range), contingent on the executives meeting or exceeding performance standards.
o	Salaries for some CTBI executives have been noticeably below market, so a series of adjustments may be made over a period of several years, to manage the expense, in order to improve competitiveness.
o	Managing salaries toward the median also will control the portion of total pay that is "fixed," enabling CTBI to gradually provide more incentive pay that is variable and performance-based.
•	Increase the cash incentive opportunity under the Senior Management Incentive Plan.
o	The annual cash incentive potential for executive officers will be increased gradually over several years, beginning in 2012 and continuing through 2014.
o	The increased incentives are not guaranteed but will be paid only if the executives achieve performance targets set each year by the Compensation Committee.
o
By gradually raising the executives' annual cash incentive potential, CTBI will increase the portion of total pay that is performance-based, improve the alignment of pay with performance and improve the competitiveness of the total pay opportunity.

•
Slightly reduce the stock-based incentive opportunity under the Senior Management Incentive Plan in order to offset some of the increase in cash incentives and control the potential dilution to shareholders that could result from the use of stock-based incentives.

•	Introduce a performance-based long-term incentive plan.
o	CTBI began granting performance units to executive officers in 2012.
o	Performance units are long-term incentives that are earned for achieving one or more specific financial goals over a multi-year period.
o	Performance units granted by CTBI will be earned for achieving a target level of Cumulative Net Income during a three-year performance period.
o	The Committee believes that sustained growth in earnings (as reflected in the Cumulative Net Income target) will result in value for shareholders.
o	By granting performance units, CTBI will increase the portion of total pay that is performance-based, improve the alignment of pay with performance and provide a more competitive pay opportunity.
o
The first three-year long term incentive plan was implemented in 2012. Cash incentives were paid under this plan in January 2015 at 100% of the original target amount based on satisfaction of the three-year Cumulative Net Income target established by such plan.

After careful consideration, the Compensation Committee concluded the changes described above were necessary to ensure that CTBI pays executives for performance and meets the other objectives of the executive compensation strategy, and agreed to implement them over several years, beginning in 2012 and continuing in subsequent years.  This action will enable CTBI to maintain a conservative posture versus market pay practices while making sequential improvements to the executive incentive plans and other adjustments as necessary.

CTBI's earnings (Net Income, EPS) and returns (Return on Assets, Return on Equity) for 2014 were higher than minimum performance targets for payment of cash bonuses and restricted stock established at the beginning of 2014 under the 2014 annual incentive plan, but lower than prior year levels and the base performance targets under the 2014 annual incentive plan.  In addition, CTBI's Cumulative Net Income for the three-year period ended December 31, 2014, exceeded the Cumulative Net Income goal for such three-year period for payment of incentives under the long term incentive plan established in 2012.  Cash bonuses and total compensation paid to the Named Executive Officers in 2014 were higher than the prior year amounts, reflecting: (i) the attainment of the minimum performance level for payment of a cash bonus and restricted shares under the annual incentive plan; (ii) satisfaction of the performance goal for the three-year period ended December 31, 2014 under the long term incentive plan; and (iii) the changes being implemented in executive compensation strategy (which  began in 2012) designed, among other things, to provide a pay opportunity competitive with industry practices.  See "2014 Annual Incentive Plan" and "Long-Term Incentive Plan" below for additional information.

During 2014, the Committee reviewed the compensation strategy adopted in 2012 and the progress CTBI had made toward accomplishing the objectives described above. Based on this review, the Committee concluded it would be appropriate to continue the implementation of the compensation strategy.  Accordingly, the Committee approved certain changes to the compensation plans for executive officers for 2015, including modest base salary increases and adjustments to annual and long-term incentive potentials as further described below.  During 2015, the Committee will continue to monitor the implementation of the executive compensation strategy.

Role of the Compensation Committee

The principal duties of the Compensation Committee are to establish the executive compensation strategy of CTBI; approve compensation plans that support the implementation of the strategy; assess and monitor the potential risk associated with various compensation arrangements, especially incentive compensation plans; approve the compensation of the CEO; review the recommendations of the CEO and approve the compensation of the other executive officers of CTBI; and make recommendations to the Board of Directors concerning executive officer compensation.  The Committee is responsible for establishing, implementing and continually monitoring adherence with CTBI's executive compensation philosophy.

To accomplish these responsibilities, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of CTBI's CEO, and it evaluates the performance of the CEO relative to the approved goals and objectives.  The Committee determines and approves the CEO's compensation considering this evaluation of performance.  Additionally, the Committee reviews compensation levels for CTBI's other executive officers relative to goals and objectives relevant to their responsibilities, considers the CEO's evaluation of their achievements, and approves their compensation based on this evaluation.

The Committee strives to establish and maintain compensation plans that are: (i) focused on rewarding performance; (ii) aligned with the interests of shareholders; (iii) competitive with the practices of peer companies; and (iv) sufficient to enable CTBI to attract and retain a strong management team.

The Committee has followed certain guiding principles to ensure the effectiveness of CTBI's executive compensation strategy.  The Committee recognizes the importance of perceived fairness of compensation practices, both internally and externally, and believes that the long-term success of CTBI and its ability to create value for shareholders is dependent on attracting, motivating, rewarding, and retaining skilled executives.  Significant time is devoted by the Committee to monitoring the relationship between executive pay and CTBI performance, and adjusting compensation plans and practices as needed from year to year to maintain an appropriate alignment of pay with performance.  The Committee recognizes that the competition for talented executives among financial institutions similar to CTBI is intense, and it considers compensation data and other labor market indicators as it reviews CTBI's compensation plans.  Current economic and industry environments are considered when reviewing executive compensation.  Full disclosure is made to the independent members of the Board of Directors of CTBI's executive compensation policies, practices, and issues to ensure that all directors understand the implications of the Committee's decisions.  Likewise, the Committee works with management to ensure that public filings related to executive compensation are transparent and comply with applicable regulations.

The Compensation Committee has established various processes to assist it in ensuring CTBI's executive compensation program is achieving its objectives.  Among these are:

•
Assessment of Company Performance – The Committee considers various measures of company and industry performance, including but not limited to asset growth, asset quality, earnings per share, return on assets, return on equity, total shareholder return, and execution of CTBI's growth strategy.  The Committee does not apply a formula or assign relative weights to these measures.  Instead it makes a subjective determination after considering such measures individually and collectively.

•
Assessment of Individual Performance – Individual performance assessments impact the compensation of all CTBI employees, including the CEO and other Named Executive Officers.  Goals and objectives are established for the CEO, and performance relative to those goals and objectives is evaluated.  The Committee reviews the performance of other executive officers and considers the CEO's recommendations concerning the officers' achievements.  Additionally, the Committee applies its own judgment based on the interactions of the Board and/or the Committee with each executive officer.  The performance evaluation of each executive officer considers their contributions to CTBI's performance and other leadership accomplishments.

•
Total Compensation Review – The Compensation Committee annually reviews each executive's base salary, annual incentive, and stock-based incentives.  In addition to these primary compensation elements, the Committee reviews other executive compensation arrangements, including, for example, payments that could be required under various severance and change in control scenarios.  This "holistic" review process ensures that the Committee considers the executive's total compensation prior to changing any single component.

The Committee meets in executive session without management or guests present when making decisions about the compensation arrangements for Named Executive Officers and at other times as needed.

In addition to its responsibilities for executive compensation, the Committee periodically reviews the compensation provided to the CTBI Board of Directors to ensure that the compensation provided for service on the Board and its committees is commensurate to the amount of work required from the individual directors as well as from the Board in aggregate.  The Committee periodically compares the pay arrangements for the Board and the actual amounts earned by individual directors to amounts paid to outside directors of banking companies in the Peer Group (as defined below) and to survey data for director compensation.  In late 2014, the Committee reviewed the existing compensation program for outside directors of CTBI and determined it would be appropriate to adjust the annual retainer for service on the Board from $30,000 to $35,000.  The incremental retainer provided to the Chairman of the Audit Committee was maintained at $10,000, resulting in a total retainer of $45,000.  The retainers for the Chairman of the Risk and Compliance Committee and the Chairman of the Compensation Committee were maintained at $5,000, in each case resulting in a total retainer of $40,000.  These adjustments were deemed necessary to provide the Board of Directors with compensation that is comparable to amounts paid to outside directors at similar publicly traded financial institutions.  These changes were approved by the Board of Directors and became effective in January 2015.

Executive Compensation Philosophy

The Compensation Committee believes that executive officer compensation is an integral component of CTBI's business and human resources strategies.  It is important to CTBI's success that highly talented and experienced individuals serve as executive officers.  The Committee strives to provide compensation which is sufficient to attract and retain such executives.  The Committee seeks to establish executive compensation at fair, reasonable, and competitive levels.  The Committee also believes that executive compensation should be strategy-focused and recognize individual achievements as well as group contributions and CTBI results.  Therefore, the Committee desires to offer a competitive, market-driven executive officer compensation package which provides for a meaningful portion of compensation to be based upon performance.  As a result, CTBI's executive compensation package includes incentive-based cash and equity compensation in addition to base salary and employee benefits.

The goal of the Compensation Committee is to offer market competitive compensation, without being the highest or lowest provider.  Total compensation packages, including base salaries plus cash- and stock-based incentives, are set at levels the Committee believes are sufficient to attract and retain qualified executives whose performance and success should contribute to shareholder value.  The compensation of Named Executive Officers is based on the same criteria and performance factors used for all other executive officers.

Compensation Consultant

The Compensation Committee may engage outside advisors as necessary to assist with its oversight of executive compensation.   Pearl Meyer & Partners ("PM&P" or "Consultant") was retained during 2014 to review CTBI's executive compensation plans.  The role of the Consultant is to provide analyses, information, and advice to assist the Committee in making decisions related to compensation of executive officers.  The Committee believes that the Consultant is independent and no conflicts of interest are raised by the work of the Consultant under the criteria specified in SEC rules.

During December 2014, PM&P performed a compensation review which included: (i) evaluating the competitiveness of pay for eleven executive officers, including each of the Named Executive Officers, and (ii) developing recommendations for managing executive pay in 2015. PM&P's analysis revealed that CTBI's executive compensation was somewhat more competitively positioned in 2014 than in prior years as a result of changes approved by the Committee and the Board of Directors in early 2012.  The analysis revealed that the mix of base salary and incentive compensation in 2014 was more similar to market practices than in prior years due to increased emphasis on incentive compensation, including the introduction of a new performance-based long-term incentive plan.  Compensation competitiveness had improved significantly from the 2011 – 2012 period but remained below median market values for comparable executives in similar banks.  Additionally, based on separate analyses of banking industry performance prepared by PM&P, CTBI's performance on a variety of metrics (such as EPS growth, ROE, and ROA) approximately equaled  the median results of similar financial institutions, resulting in pay and performance being somewhat misaligned.  CTBI's business performance relative to other banks would have supported higher levels of pay for executives.  These results were similar to the outcomes of its previous analyses  of CTBI's executive pay; therefore, PM&P recommended the Committee continue to refine and implement the executive compensation strategy it had adopted in early 2012.  As described previously in the Executive Summary, the thrust of the executive compensation strategy is to increase the portion of executive pay that is contingent on performance and provide a total compensation opportunity that is more competitively positioned with current practices in the banking industry.  In late  2014, the Committee considered the impact of changes made in 2012, 2013, and 2014 and determined it would be appropriate to continue the implementation of the executive compensation strategy.  Accordingly, in January 2015, the Committee approved certain changes to the compensation of the Named Executive Officers, including base salary increases and adjustments to their annual and long-term incentive potentials, as further described below.

PM&P also reviewed the compensation program for the Board of Directors in late 2012.  The analysis found that CTBI's compensation program for outside directors was structured in a manner that was consistent with banking industry practices, in terms of providing retainers and meeting fees for board and committee service.  However, the amount of compensation provided to CTBI directors was below the median levels of compensation paid to outside directors of banks within the Peer Group and median values reported in survey data for comparable banks.  Based on these results, PM&P developed several alternatives for adjusting the compensation of the Board of Directors.  After considering the outcome of the PM&P analysis, the Committee decided to gradually increase the compensation of Board members over a period of years to allow CTBI to adjust to the slightly higher annual expense for Board compensation.  The Committee agreed to increase Board compensation by adjusting the annual retainers for Board members as well as the retainers provided to chairs of Board committees.  In late 2014 and early 2015, the Committee reviewed the competitiveness of Board compensation and approved a further gradual increase to the Board retainer for all directors, as previously discussed.

Peer Group

CTBI periodically compares its executive pay and business performance, as well as the compensation of the Board of Directors, to a group of comparable, publicly traded financial institutions ("Peer Group").  In establishing a Peer Group, CTBI seeks to include regional bank holding companies that are similar to CTBI in terms of assets, business lines, and geographic footprint.  During 2014, the Committee worked with PM&P to review the Peer Group to ensure it continued to include organizations that were comparable to CTBI.  The Committee concluded there was no need to change the existing  Peer Group, which includes the fifteen companies listed below.  The Committee believes the Peer Group provides a reasonable basis of comparison for CTBI due to their similar business lines and geographic locations, as well as their comparable size, as reflected in their assets.  The median assets of the  the Peer Group were about $3.5 billion, as compared to  CTBI's assets of approximately $3.7 billion.  The companies included in the Peer Group ranged in asset size from $2.4 billion to $7.4 billion.

Bank	Ticker	Bank	Ticker
1st Source Corporation	SRCE	Lakeland Financial Corporation	LKFN
City Holding Company	CHCO	MainSource Financial Group, Inc.	MSFG
First Busey Corporation	BUSE	Renasant Corporation	RNST
First Bancorp	FBNC	S.Y. Bancorp, Inc.	SYBT
First Community Bancshares, Inc.	FCBC	Towne Bank	TOWN
First Financial Bancorp	FFBC	Wesbanco, Inc.	WSBC
First Financial Corporation	THFF	Union Bankshares Corporation	UBSH
First Merchants Corporation	FRME

Executive Compensation Components

CTBI's executive compensation program includes the following major components, each of which are described further below.

•	Base Salaries
•	Annual Incentive Plan
•	Long-Term Incentive Plan
•	Benefits and Perquisites
•	Employment Contracts, Termination of Employment, and Change in Control Arrangements

Base Salaries

Salaries for CTBI's executives are established based upon the scope of their responsibilities, taking into account competitive market compensation paid by other similarly situated companies for comparable positions.  The Committee sets the CEO's base salary, subject to approval of the Board of Directors.  Any salary increase for the CEO is determined based on the Committee's review of the CEO's leadership and contributions to the achievement of performance objectives for CTBI, which for 2014 included asset and revenue growth, asset quality, core earnings performance, identification of strategic opportunities, and execution of the current business strategy and operating plan.  The Committee also considers how the CEO's salary compares to salaries of CEO's within the Peer Group.  Base salaries for other executive officers, including the other Named Executive Officers, are approved by the Committee after considering recommendations from the CEO.  In approving any salary increases for Named Executive Officers, the Committee considers performance for the prior year, responsibilities for the upcoming year, how the current salaries compare to those paid by peer companies to executives with similar responsibilities, and CTBI's budget for salary increases for employees other than executive officers.  The Committee's objective is to pay base salaries which will be sufficient to attract, retain, motivate, and reward management for successful performance while maintaining affordability within CTBI's business plan.

The Committee has established a policy of managing executive officer salaries to the market median, recognizing that a series of increases over several years may be required to adjust salaries to the desired level for any executive whose current salary is significantly below the market (contingent upon the executive sustaining the required level of performance).  After considering both CTBI and individual performance, as well as how individual officer salaries compared to the market median, the Committee determined that it was appropriate to increase executive salaries for 2015.  The salary increases for 2015 reflect the Committee's desire to balance the need to compensate our Named Executive Officers at levels that are competitive with the market and recognize their performance and value to CTBI with the need to control expenses in an economic and regulatory environment that continues to be challenging for CTBI and other financial institutions.  The salary increases approved for the Named Executive Officers for 2014 ranged from 3.38% to 5.68%.   The following table shows the 2015 base salary for each Named Executive Officer and the percentage increase over 2014.

	Base Salary	Base Salary	% Increase
	2014	2015	2014 to 2015
Jean R. Hale Chairman, President, and Chief Executive Officer	$525,000	$550,000	4.76%

Kevin J. Stumbo Executive Vice President, Chief Financial Officer and Treasurer	$220,000	$232,500	5.68%

Mark A. Gooch Executive Vice President and Secretary	$385,000	$398,000	3.38%

Larry W. Jones Executive Vice President	$240,000	$250,000	4.17%

James B. Draughn Executive Vice President	$232,000	$242,000	4.31%

Annual Incentive Plan

The Named Executive Officers ("NEOs"), other executive officers, and other members of senior management may earn annual cash incentive bonuses as well as stock-based awards under the Senior Management Incentive Compensation Plan ("the Incentive Plan").  Bonuses and stock awards are earned for achieving targets set for earnings per share ("EPS") and return on average assets ("ROAA") of CTBI.  A cash-based employee incentive plan for employees not covered by another incentive plan is paid based upon the same performance criteria as the Senior Management Incentive Plan.  The Incentive Plan was designed to reward participants for meeting or exceeding annual profit goals, and it was adopted to achieve the following objectives:

•	Increase the profitability and growth of CTBI in a manner which is consistent with other goals of the company
•	Pay for performance
•	Provide an incentive opportunity which is competitive with other financial institutions in the Peer Group
•	Attract and retain executive officers and other key employees and encourage excellence in the performance of individual responsibilities
•	Motivate and appropriately reward those members of senior management who contribute to the success of CTBI

At the beginning of each year, the Committee establishes a target (base) level of performance for EPS and ROAA.  The Committee also establishes a performance range relative to the base level and an associated payment scale which defines the percent of salary that participants may earn as a cash bonus for a given level of performance.  In addition, the Committee establishes a separate payment scale which defines the percentage of salary that participants may receive as a stock award for a given level of performance.  Stock awards under the Incentive Plan may be granted as either restricted shares or stock options.

2014 Annual Incentive Plan

For 2014, the target (base) level of ROAA was 1.28%, and the target (base) level of EPS was $2.70. The Committee believed the target (base) levels of performance were challenging, but appropriate given the expectations at the beginning of 2014.  In January 2015, the Committee evaluated CTBI's performance for 2014 and determined that results for ROAA and EPS were below the target (base) levels but above the minimum levels of performance required to earn cash bonuses under the Incentive Plan.  For purposes of the 2014 Incentive Plan, ROAA was 1.18%, and EPS was $2.50.  Based on these results, participants in the Senior Management Incentive Plan, including the CEO and other Named Executive Officers, earned cash bonuses and restricted stock awards at the lowest tier on the payment scale the Committee had established at the beginning of 2014.  Specifically, the CTBI CEO earned a cash incentive of 45% of base salary, the CEO of Community Trust Bank, Inc. ("CTB CEO") earned a cash incentive of 36% of base salary, and other NEOs earned cash incentives equal to 27% of their base salaries.  Cash incentive payout percentages increased in 2014, consistent with the Committee's desire to increase performance based compensation as a percentage of total compensation.  The performance based payment was based upon meeting 90% of the 2014 performance goals established by the Committee.  The amounts of the 2014 cash incentives are included in the Bonus column of the Summary Compensation Table.  A portion of the total annual incentive earned under the Incentive Plan is paid in restricted shares which vest ratably over four years.  In 2012, the Committee reduced the portion of the annual incentive paid in restricted shares in order to offset some of the increase in the cash portion of the annual incentive.  Restricted stock awards granted in January 2015 as a result of performance in 2014 were approximately 5% of salary for the CEO and other NEOs.  The value of these awards is shown in the Equity Compensation column of the Summary Compensation Table.

2015 Annual Incentive Plan

Prior to setting the terms of the Incentive Plan for 2015, the Committee considered the outcomes for 2014, the adjustments made to the Incentive Plan during 2012, 2013, and 2014, and the adjustments that were recommended for 2015, based on the Consultant's analyses and the executive compensation strategy adopted in January 2012.

As a result of these discussions, the Committee recommended, and the Board approved, adjustments to the Senior Management Incentive Plan for 2015 which are intended to more closely align pay with performance and further improve the competitiveness of the pay opportunity.  These changes are consistent with the Committee's plan to implement the executive compensation strategy gradually over a multi-year period,  allowing time for CTBI and the executives to adjust to the changes.  Adjustments approved for the Named Executive Officers in the 2015 Incentive Plan are listed below:

•	Increase the cash incentive component payable if results meet or exceed the target (base) level of ROAA and EPS
•	Maintain the stock-based incentive component payable to Named Executive Officers at the same levels of the 2014 plan, if results meet or exceed the target (base) level of ROAA and EPS
•	Maintain the continued service period of four years for executive officers to fully vest in stock awards made under the Incentive Plan which vest in 25% increments each year.
•	Continue to allow executives to earn modest cash and stock incentives if results are below goal, so long as performance meets or exceeds minimum levels of performance approved by the Committee
•	Continue to allow executives to earn target (base) level incentives if the goal for net income is achieved
•	Continue to differentiate the incentive potentials of the CTBI CEO, Jean R. Hale, and the CTB CEO, Mark A. Gooch, from other executive officers in order to reflect their job responsibilities
•
Reduce the maximum incentive potential provided by the plan from 450% of the target award to 200% of the target award.  The Committee felt that with the executive salary migration during 2012 - 2014 toward the median executive salary levels of our peers, along with the increases to target (base) amounts, the reduction of the maximum target to 200% aligns CTBI more closely with industry standards.

This approach is consistent with the Committee's strategy of shifting  the mix of executive compensation so that a larger portion of executive pay is contingent upon performance.  By implementing these and other changes gradually, the Committee and the executives are adjusting to the new approach, and CTBI is budgeting for any increase in compensation expense that may result.  Although the Committee is making adjustments gradually as it implements the executive compensation strategy, any changes are determined annually, so that the Committee can slow or accelerate the pace of change depending on circumstances at the beginning of each year.

The following table shows the target (base) level of ROAA performance and the cash incentive awards that may be earned by the CTBI CEO, the CTB CEO, and other Named Executive Officers ("Other NEOs") for various levels of performance in 2015:

Target/ROAA		% of Target Award Earned	Cash Incentive Award as a % of Salary
			CTBI CEO	CTB CEO	Other NEOs
	1.09%	90%	45%	36.0%	27%
Base	1.21%	100%	50%	40.0%	30%
	1.22%	150%	75%	60.0%	45%
	1.23%	200%	100%	80.0%	60%

As shown in the table above, executives would earn no incentives for performance below the minimum required level. To ensure that executive pay varies with company performance, executives earn less than target for results above the minimum required level but below the expected (base) level, and they may earn larger incentives if results exceed the target (base) level. Payments are "capped" at a maximum level to preclude overpayment and control the cost of the plan.  The maximum payment provided under the plan has been reduced from 450% of target in 2014 to 200% of target in 2015, in recognition of salaries closer to mid range of peers, as well as increases to the target (base) amounts made during the last several years.

Other senior officers consisting of the officers responsible for the divisions of commercial lending, consumer lending, residential real estate lending, finance, sales and marketing, human resources, compliance, and facilities management and the presidents of each market ("Group II Participants") may receive awards for the year ending December 31, 2015 based on the same performance measures and targets applicable to executive officers.  Target cash incentive awards for Group II participants, expressed as percentages of base salary, range from 6.30% to 8.75% of salary.  Other members of senior management consisting of Senior Vice Presidents of consolidated functions as well as others below the Senior Vice President level who are selected for participation by the Compensation Committee ("Group III Participants") may receive awards for the year ending December 31, 2015 based on the targets applicable to executive officers, ranging from 4.95% to 6.71% of salary.

The following table shows the target (base) level of ROAA performance and the stock awards that may be earned by the CTBI CEO, the CTB CEO, and other executive officers, including the Other NEOs, for 2015 performance. The stock awards shown below as percentages of salaries are the same as those used in the 2014 Incentive Plan. In keeping with the changes made to the cash portion of the SMICP, the maximum potential stock award has been reduced from 150% of the target (base) to 115% of target (base):

Target/ROAA		% of Target Award Earned	Stock Award as a % of Salary
			CTBI CEO	CTB CEO	Other NEOs
	1.09%	90%	18%	15.750%	13.50%
Base	1.21%	100%	20%	17.515%	15.00%
	1.22%	105%	21%	18.375%	15.75%
	1.23%	115%	23%	20.125%	17.25%

Group II Participants may receive stock awards for the year ending December 31, 2015 based on the targets applicable to executive officers, ranging from 9% to 11.5% of salary.  Group III Participants may receive stock awards for the year ending December 31, 2015 based on the targets applicable to executive officers, ranging from 4.05% to 5.00% of salary.

The Committee at its sole discretion may choose to issue restricted stock, stock options or a combination of options and restricted stock in an amount deemed equivalent to the stock awards earned under the terms of the Incentive Plan.  For the last several years, the Committee has determined that any stock awards earned under the Incentive Plan would be granted as restricted shares, and the restrictions would lapse pro-rata over four years from the date of grant, contingent upon the executive's continued service with CTBI.  In the event of a change in control of CTBI or the death of a participant, the restrictions will lapse.  In the event the participant becomes disabled, restrictions will lapse on a pro-rata basis, dependent on time served from the date of grant through the date of termination due to disability.  In the event of a participant's retirement prior to the lapse of all restrictions, the Committee will have discretion to review and revise any restrictions and may choose to waive them.  The actual number of any restricted shares granted will be determined based on the stock price on the date of grant (which would be in early 2016, after the Committee has the opportunity to review the achievement of performance goals for 2015).

For reference, the EPS and Net Income targets associated with the 2015 target (base) level of ROAA are $2.60 and $45,382,000, respectively.   For comparison, the cash incentive percentages of salary at target (base) for the CEO and other NEOs are unchanged from 2014, and the stock award percentages of base salary at target (base) for the CEO and other NEOs are unchanged from 2014.   The Committee may  adjust the cash and stock incentive percentages of salary in future years as it continues to implement the executive compensation strategy it adopted in 2012. During the last several years, by gradually increasing the cash portion of the Incentive Plan and the total annual incentive opportunity, the Committee has brought  CTBI's plan more in line with typical market practices and increased the portion of total pay that is earned for performance.

CTBI has structured its incentive compensation plans in a manner which is designed to permit a large percentage of the total potential incentive compensation to be paid to participants who are not Named Executive Officers.  During 2015, executive officers, other members of senior management, and employees are eligible to participate in various company incentive compensation plans.  Based on the number of participants and structure of CTBI's incentive compensation plans, if CTBI achieves its 2015 targets at the target (base) level, participants other than the Named Executive Officers will receive 83% of the total amount paid under all company-sponsored incentive compensation plans.

Long-Term Incentive Plan

When it reviewed CTBI's executive compensation arrangements during 2011, the Committee determined that the implementation of a forward-looking, performance-based long-term incentive plan would accomplish a number of its objectives for improving the executive compensation program, including: provide balance to other short-term components of pay (such as base salaries and annual cash incentives), increase the portion of total pay that is contingent upon performance, and improve the competitiveness of pay versus comparable bank holding companies.

After considering a variety of alternatives for performance-contingent long-term incentives, the Committee recommended and the Board approved the use of performance units beginning in 2012.  Performance units are long-term incentives which are earned for achieving one or more financial performance goals over a multi-year period.  Awards of performance units are permitted under CTBI's shareholder-approved 2006 Stock Ownership Incentive Plan.  Only executive officers of CTBI (including the CEO and the other NEOs) will participate in the performance unit plan, as these are the executives who are held accountable for creating shareholder value.  As it reviewed the executive compensation program in late 2014, the Committee determined it would be appropriate to continue granting performance units.  Accordingly, in early 2015 the Committee approved awards to the CEO and other NEOs, as further described below.

The Committee believes that earnings growth, when sustained over a period of time, will create value for CTBI shareholders.  For this reason, the Committee approved awards of performance units that require executives to achieve a target for cumulative net income over a three-year period.    In early 2015, the Committee approved grants for a three-year period covering 2015, 2016, and 2017.  The Committee believes the cumulative net income performance requirement is achievable but challenging, given the gradual improvement in the U.S. economy, but notwithstanding the increasing regulatory burden on the banking industry and the challenges to the local economy.  Targets for cumulative net income growth were set after giving consideration to CTBI's results in prior years, CTBI's forecasts of future results, the local economy, and industry performance.

The Committee believes the implementation of the performance unit plan will further: (i) focus the executive officers on creating shareholder value through sustained growth in earnings, (ii) improve the alignment of pay with performance for all executive officers, and (iii) create a more balanced incentive compensation program.  To the extent that cash-based performance units are utilized, any potential dilution to existing shareholders (as might occur if awards were stock-based) would be avoided.  In keeping with its plan for gradual adjustments to executive incentive potentials under the annual incentive plan, the Committee also plans to periodically adjust the target incentive percentages of salary associated with the awards of performance units.  This approach will enable the Committee to gradually change the mix of executive compensation, ultimately resulting in a greater portion of executive compensation being contingent on performance.

The table below shows the percent of salary that may be earned by the CTBI CEO, the CTB CEO, and other executive officers, including the Other NEOs, based on achievement of the cumulative net income goal for 2015 through 2017.  Any earned performance units will be paid in early 2018, after the Committee evaluates actual results for 2015 through 2017 versus the cumulative net income goal.

	Performance Unit Award as a % of Salary
Cumulative Net Income vs. Target	CTBI CEO	CTB CEO	Other NEOs
90% of Target (Minimum)	10.0%	7.5%	2.5%
93% of Target	20.0%	15.0%	10.0%
96% of Target	30.0%	22.5%	15.0%
100% of Target Cumulative Net Income (Target)	40.0%	30.0%	20.0%
103% of Target	48.0%	36.0%	24.0%
107% of Target	54.0%	40.5%	27.0%
110% of Target (Maximum)	60.0%	45.0%	30.0%

For reference, the 2015 performance unit awards for the CTBI CEO, the CTB CEO and the Other NEOs (expressed as percentages of salary at target performance) are the same as in 2014.

Voluntary or involuntary termination of employment prior to the end of the performance period and/or prior to the payment of any earned performance units will result in forfeiture of any outstanding performance units, except as noted below.  In the case of termination of employment by reason of death or disability prior to the expiration of the performance period, any outstanding performance units will be deemed to have been earned in an amount equal to the amount payable at target level multiplied by the percentage that would have been earned, assuming that the rate at which the performance goal has been achieved as of the date of such death or disability would have continued until the end of the performance period.  In the case of termination of employment by reason of retirement prior to the expiration of the performance period, the performance units will be payable in an amount equal to: (a) the amount to which the participant would have been entitled if employment had continued to the end of the performance period multiplied by (b) a fraction, the numerator of which is the number of full months the participant was employed during the performance period and the denominator of which is the number of months in the performance period.  Upon a change in control, any outstanding performance units granted under the 2006 Stock Ownership Incentive Plan will become fully vested and payable in an amount which is equal to the greater of (a) the amount payable under the performance unit at the target level multiplied by the percentage that would have been earned, assuming that the rate at which the performance goal has been achieved as of the date of such change in control would have continued until the end of the performance period or (b) the amount payable under the performance unit at target level multiplied by the percentage of the performance period completed at the time of the change in control.

Long-Term Incentive Plan – Incentives Earned for 2012 – 2014 Performance Period

As noted above, in 2012  CTBI began granting performance units with a three-year performance period. Accordingly, in early 2015 the Committee reviewed performance for the three-year period ended December 31, 2014.  The cumulative net income goal for 2012 – 2014 was $130.0 million, and actual cumulative net income for the period was $133.2 million. Based on performance, the CEO and other Named Executive Officers earned incentives equal to 100% of target.  These amounts are included in the "Bonus" column of the Summary Compensation Table included under "Executive Compensation" in this proxy statement.

Proposed 2015 Stock Ownership Incentive Plan

CTBI's 1998 Stock Option Plan ("1998 Plan") has expired and the 2006 Stock Ownership Incentive Plan ("2006 Plan") will expire on March 9, 2016 (the 1998 Plan and the 2006 Plan being referred to as the "Prior Plans").  The Compensation Committee has approved, subject to shareholder approval, the 2015 Stock Ownership Incentive Plan ("2015 Plan").  The 2006 Plan, which authorized the issuance of a maximum of 1,650,000 shares of CTBI's Common Stock, provided for incentive compensation awards in the form of stock options, stock appreciation rights, restricted stock and performance units.  The Compensation Committee believes that the types of awards authorized for issuance under the 2006 Plan have been effective tools for securing and retaining qualified employees, as well as providing incentives for employees to work toward CTBI's success.  The 2015 Plan authorizes types of awards similar to those authorized for issuance under the 2006 Plan.  However, the 2015 Plan only authorizes the issuance of up to 550,000 shares of CTBI's Common Stock.  The Committee determined that this amount of shares should be adequate to meet CTBI's needs under the 2015 Plan.  The Committee considered CTBI's historical annual rate of issuance of equity awards under the Prior Plans.  The Committee also noted that CTBI's rate of issuance has been below peer rates of issuance.  While the Committee expects that the amount of shares issued pursuant to equity awards under the 2015 Plan will likely increase to levels nearer industry standards, the Committee believes that 550,000 shares should still be an adequate number of shares available for issuance under the 2015 Plan.

If approved by shareholders, the 2015 Plan would become effective on the date of such shareholder approval.  No additional awards may be made under the Prior Plans on or after the effective date of the 2015 Plan.  Moreover, none of the shares remaining available for issuance under the Prior Plans following termination will be added to the 550,000 shares available for issuance under the 2015 Plan.  Shares issuable pursuant to awards outstanding under the Prior Plans will be issued from the shares reserved for issuance under the Prior Plans.  The material terms of the proposed 2015 Plan are described under "Proposed 2015 Stock Ownership Incentive Plan."

Benefits and Perquisites

CTBI's policy is to minimize the use of executive benefits and perquisites.  The Named Executive Officers participate in the same benefit plans as other CTBI employees, with the few exceptions described below.  During 2014, there were no changes to the benefits and perquisites provided to Named Executive Officers, and none have been approved for 2015.

To align the interests of all employees, including Named Executive Officers, with those of shareholders, CTBI has implemented an Employee Stock Ownership Plan ("ESOP") which provides awards of CTBI stock subject to vesting requirements.  Participation in the ESOP is available to any employee of CTBI or its subsidiaries who has been employed for one year, completed 1,000 hours of service, and attained the age of 21.  CTBI currently contributes 4.0% of covered employees' gross wages to the ESOP.  ESOP contributions are used to acquire shares of CTBI stock on the open market.

CTBI has established a 401(k) Plan under which employees can contribute from 1.0% to 15.0% of their annual salary; CTBI provides a matching contribution equal to 50% of the first 8.0% of salary contributed by the employee.  CTBI also provides health insurance, life insurance, and other benefit programs that are usual and customary within the banking industry in order to attract and retain employees.  Named Executive Officers are eligible to participate in these plans on the same basis as other employees, subject to IRS limits.

CTBI provides supplemental life insurance to its Named Executive Officers, as well as other senior and key management.  The plan provides a split-dollar share of death benefits at an amount necessary to provide the Named Executive Officers with a total company-provided death benefit of three times their annual salary.  This amount is consistent with the death benefit provided to other eligible employees.  Additionally, each Named Executive Officer and other senior and key employees are provided a post-retirement death benefit equal to one times his or her annual salary at the time of retirement.  The benefits are funded with bank-owned life insurance policies.  CTBI will recover its plan costs upon the death of the covered individual, and the executive's beneficiary will receive a portion of the insurance proceeds.  The Committee believes the supplemental life insurance program is common within the banking industry and provides an incentive for long-term employment with CTBI.

CTBI does not provide significant perquisites or personal benefits to executive officers.  The Named Executive Officers, as well as other executive officers, members of senior management, and key employees, are provided country club memberships and other perquisites with an aggregate individual annual value of less than $10,000.

Unlike some other banks in its Peer Group, CTBI does not provide any supplemental executive retirement plan.  CTBI allows executives to voluntarily defer receipt of any cash bonuses earned under the annual incentive plan.

Employment Contracts, Termination of Employment, and Change in Control Arrangements

CTBI has established termination of employment and change in control agreements ("Severance Agreements") with each of its Named Executive Officers, certain other executive officers, and senior officers.  Severance Agreements are provided in order to attract and retain key executives by protecting them in the event of a change in control.  The Severance Agreements are effective for a term equal to the longer of three years or the covered period should a change in control of CTBI occur during such three-year period.  These agreements are automatically renewable for additional one-year periods.  The covered period during which the terms and conditions of the Severance Agreements are effective is the period of time following a change in control equal to: (i) two years following the occurrence of the change in control in the event of an involuntary termination or a voluntary termination following a change in duties or (ii) the thirteenth month following the change in control in the event of a voluntary termination not preceded by a change in duties.

The Severance Agreements require the payment to a Named Executive Officer, other executive officer, or senior officer of a severance amount in the event of an involuntary or voluntary termination of employment after a change in control of CTBI during the covered period.  The severance amount payable under the Severance Agreements is equal to: (i) 2.99 times the Named Executive Officer's or other executive officer's base annual salary in the event of involuntary termination or in the event of a voluntary termination of employment preceded by a change in duties subsequent to a change in control of CTBI, or (ii) 2.00 times the Named Executive Officer's or other executive officer's annual base salary in the event of a voluntary termination of employment not preceded by a change in duties subsequent to a change in control of CTBI.

For purposes of the Severance Agreements, a change in control occurs when: (i) any person, including a group under Section 13(d)(3) of the Securities Exchange Act of 1934 is or becomes the owner of 30% or more of the combined voting power of CTBI's outstanding securities; (ii) as a result of, or in connection with, any tender offer, exchange offer, merger or other combination, sale of assets or contested election, the persons who were directors of CTBI before such transaction(s) cease to constitute a majority of the Board of Directors of CTBI or successor of CTBI; (iii) a tender or exchange offer is made and consummated for the ownership of 30% or more of the combined voting power of CTBI's  outstanding voting securities; or (iv) CTBI transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of CTBI.

The Compensation Committee believes the use and structure of the Severance Agreements are consistent with CTBI's compensation objectives to attract, motivate, and retain highly qualified executives.  The Committee also believes that the Severance Agreements promote job stability, provide a measure of financial security, preserve morale and productivity, and encourage retention during the period of uncertainty that accompanies an actual or potential change in control.  The Committee periodically reviews the terms of the Severance Agreements in the context of CTBI's other executive compensation arrangements, changes in government regulations and trends in competitive practices.

No termination of employment or change in control payments were made under the Severance Agreements in 2014, and there were no changes made to the terms of the Severance Agreements during 2014 or to date in 2015.

Compensation Risk

The Compensation Committee is responsible for the oversight of compensation risk.  The Committee annually reviews the Senior Management Incentive Compensation Plan, the Long-Term Incentive Plan, and the Employee Incentive Compensation Plan, as well as other compensation arrangements, to evaluate their potential for creating or increasing risk to CTBI.  During 2014, the Committee reviewed the compensation risk assessment performed by management and concluded that CTBI's compensation plans do not motivate or reward management for taking inappropriate risks and do not create any risks that are reasonably likely to have a material adverse impact on CTBI.

Tax Deductibility

The Omnibus Budget Reconciliation Act of 1994 ("OBRA") prohibits the tax deduction by publicly traded companies of compensation of certain executive officers in excess of $1.0 million, unless certain criteria are met.  The compensation of CTBI's executive officers has not exceeded this amount; however, the Committee has taken steps to facilitate the potential tax deductibility of certain components of executive compensation and will continue to monitor the tax deductibility of CTBI's compensation arrangements.

Say on Pay Resolutions

In 2014, we submitted our executive compensation program to an advisory, nonbinding vote of shareholders (i.e., "say on pay").  At the 2014 annual shareholders meeting, approximately 96% of votes cast were voted in favor of a resolution approving our executive compensation program.  Based on these results, the Committee concluded that shareholders supported CTBI's approach to executive compensation.  In addition, at the 2011 annual shareholders meeting, more than 85% of votes cast were in favor of having an annual say on pay vote.  Accordingly, at the 2015 annual meeting, shareholders again are being asked to approve an advisory, nonbinding resolution in favor of CTBI's executive compensation arrangements.  Although the results of annual say on pay resolutions are not binding on CTBI, the Committee welcomes feedback from shareholders, and it will consider the outcome of each year's say on pay vote as part of its ongoing review of the executive compensation program.

Report of the Compensation Committee

The Compensation Committee of CTBI has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Nick Carter, Chairman
M. Lynn Parrish, Vice Chairman
Anthony W. St. Charles

March 12, 2015

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by CTBI to or for the account of the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executive officers of CTBI ("Named Executive Officers" or "NEOs") for the fiscal years ended December 31, 2014, 2013, and 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Equity Compensation (2) ($)	All Other Compensation (3) ($)	Total Compensation ($)
Jean R. Hale,	2014	523,462	333,250	131,385	49,803	1,037,900
Chairman, President and	2013	503,462	161,600	88,831	49,019	802,912
Executive Officer	2012	483,846	339,500	101,534	47,399	972,279

Kevin J. Stumbo,	2014	219,231	88,050	45,599	27,408	380,288
Executive Vice President,	2013	206,231	37,800	34,815	24,280	303,126
Chief Financial Officer	2012	190,385	66,850	39,821	20,239	317,295
and Treasurer

Mark A. Gooch,	2014	384,000	192,300	89,813	35,591	701,704
Executive Vice	2013	370,923	93,000	63,111	35,690	562,724
President and Secretary	2012	356,923	125,300	71,908	35,174	589,305

Larry W. Jones,	2014	239,231	97,825	47,884	27,301	412,241
Executive Vice	2013	229,231	41,600	36,913	27,134	334,878
President	2012	219,231	77,000	41,891	25,541	363,663

James B. Draughn,	2014	231,154	94,290	46,820	27,927	400,191
Executive Vice	2013	220,231	40,361	35,921	27,963	324,476
President	2012	210,154	73,850	40,826	25,963	350,793

(1)
Bonuses are paid under the Senior Management Incentive Compensation Plan ("Incentive Plan"), which is open to all executive officers, market presidents, and senior vice presidents of consolidated functions and the Executive Long-Term Incentive Plan which is open to all executive officers. Individuals below senior vice president level may be recommended and approved by the Compensation Committee for special awards of options for extraordinary performance under the Incentive Plan.  Bonuses for executive officers are earned based on CTBI reaching certain earnings per share and return on assets goals after accruing for the cost of the bonuses.  No discretionary cash bonuses were paid to any of the Named Executive Officers in any of the years shown above.

(2)	This column includes the value of all option and restricted stock awards under CTBI's stock ownership plans. The value is the amount recognized for financial statement reporting purposes with respect to fiscal years 2014, 2013, and 2012 in accordance with ASC 718. The assumptions used in the valuation of option awards are included in note 14 to CTBI's consolidated financial statements for the year ended December 31, 2014 included in CTBI's Annual Report on Form 10-K filed with the SEC on March 13, 2015.

(3)	The compensation represented by the amounts for 2014, 2013, and 2012 set forth in the All Other Compensation column for NEOs is detailed in the following tables.

Name	Year	Company Contributions to ESOP ($)	Company Contributions to 401(k) ($)	Perquisites ($)	Company Paid Life Insurance Premiums ($)	Dividends Received on Restricted Stock ($)	Total All Other Compensation ($)
		(a)	(a)		(b)
Jean R. Hale	2014	10,400	8,856	-	9,939	20,608	49,803
	2013	10,200	8,750	-	8,658	21,411	49,019
	2012	10,000	8,500	-	7,353	21,546	47,399

Kevin J. Stumbo	2014	10,281	8,665	-	1,174	7,288	27,408
	2013	10,200	5,462	-	948	7,670	24,280
	2012	7,615	3,808	-	808	8,007	20,238

Mark A. Gooch	2014	10,400	8,750	-	2,189	14,252	35,591
	2013	10,200	8,750	-	1,902	14,838	35,690
	2012	10,000	8,500	-	1,642	15,032	35,174

Larry W. Jones	2014	10,400	7,051	-	2,045	7,805	27,301
	2013	10,200	7,014	-	1,758	8,162	27,134
	2012	8,769	6,815	-	1,519	8,438	25,541

James B. Draughn	2014	10,400	8,696	-	1,278	7,553	27,927
	2013	10,200	8,750	-	1,093	7,920	27,963
	2012	8,406	8,406	-	934	8,217	25,963

(a)	For further information regarding the ESOP and 401(k) Plans, see the Compensation Discussion and Analysis.

(b)	This column includes excess premiums reported as taxable compensation on the NEO's W-2 for life insurance at three times salary. A similar insurance benefit at three times salary is provided to all full-time employees on a nondiscriminatory basis.

The following table sets forth the information regarding plan based awards granted to NEOs in 2014.

GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards (1) ($)	All Other Awards: Number of Securities Underlying Options Granted (2) (#)	Exercise or Base Price ($/share)	Grant Date Fair Value of Equity Awards (3) ($)
Jean R. Hale	-	333,250	-	-	-
Restricted Stock Grant	01/28/14	-	401	37.845	15,176

Kevin J. Stumbo	-	88,050	-	-	-
Restricted Stock Grant	01/28/14	-	125	37.845	4,731

Mark A. Gooch	-	192,300	-	-	-
Restricted Stock Grant	01/28/14	-	258	37.845	9,764

Larry W. Jones	-	97,800	-	-	-
Restricted Stock Grant	01/28/14	-	137	37.845	5,185

James B. Draughn	-	94,290	-	-	-
Restricted Stock Grant	01/28/14	-	132	37.845	4,996

(1)	This column shows the payouts for 2014 performance under the Senior Management Incentive Compensation Plan and for performance during the years 2012, 2013, and 2014 under the 2012 Long-Term Incentive Plan, paid in January 2015, as described in the Compensation Discussion and Analysis.

(2)	Restricted stock grants were earned for performance during the year 2013 and granted on January 28, 2014 under the Senior Management Incentive Plan. The restrictions on the restricted stock lapse ratably over four years or upon a change in control of CTBI.

(3)	The grant-date fair value of restricted stock grants was $37.845 per share, measured in accordance with ASC 718.

As described previously under the Long-Term Incentive Plan, during 2013, 2014, and in early 2015, the Committee approved grants of cash-based performance units to the Named Executive Officers.  The following table sets forth the estimated payouts of non-equity incentive plan awards that may result from the performance units granted to the Named Executive Officers in 2015, 2014, and 2013:

ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS

Name	Year Granted	Minimum ($)	Target ($)	Maximum ($)
Jean R. Hale	2015	55,000	220,000	250,000
	2014	52,500	210,000	250,000
	2013	37,875	151,500	227,250

Kevin J. Stumbo	2015	5,813	46,500	69,750
	2014	5,500	44,000	66,000
	2013	5,000	40,000	60,000

Mark A. Gooch	2015	29,850	119,400	179,100
	2014	28,875	115,500	173,250
	2013	23,250	93,000	139,500

Larry W. Jones	2015	6,250	50,000	75,000
	2014	6,000	48,000	72,000
	2013	5,750	46,000	69,000

James B. Draughn	2015	6,050	48,400	72,600
	2014	5,800	46,400	69,600
	2013	5,525	44,200	66,300

The following tables set forth information concerning options exercised by the NEOs and restricted stock vested during 2014 and the number and value of unexercised options and restricted stock held by the NEOs of CTBI at December 31, 2014.

OPTION EXERCISES AND RESTRICTED STOCK VESTED

Name	Shares Acquired on Exercise (#)	Value Realized (1) ($)	Shares Acquired on Vesting (#)	Value Realized (1) ($)
Jean R. Hale	10,507	91,064	1,621	61,360

Kevin J. Stumbo	--	--	557	21,074

Mark A. Gooch	8,012	69,680	1,100	41,626

Larry W. Jones	2,565	21,025	575	21,745

James B. Draughn	--	--	569	21,521

 (1) The value realized is calculated based on the closing market price on the date of exercise in the case of option exercises and the date of vesting in the case of restricted stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

Name	Number of Securities Underlying Unexercised Options and Restricted Stock Grants at Fiscal Year-End (1) (#)		Option Exercise Price ($)	Expiration Date (2)	Value of Unexercised In-the-Money Options and Restricted Stock Grants at Fiscal Year-End (3) ($)
	Exercisable	Unexercisable			Exercisable	Unexercisable
Jean R. Hale
Stock Option Grants:
Granted 01/27/06	10,850	0	29.49	01/27/16	77,241	-
Granted 01/23/07	12,427	0	35.41	01/23/17	14,925	-
Granted 01/29/08	6,875	0	25.75	01/29/18	74,697	-
Restricted Stock Grants:
Granted 01/26/10	0	10,606	-	01/26/15	-	388,286
Granted 01/25/11	0	5,447	-	01/25/16	-	199,415
Granted 01/29/13	0	830	-	01/29/17	-	30.386
Granted 01/28/14	0	401	-	01/28/18	-	14,681

Kevin J. Stumbo
Stock Option Grants:
Granted 01/27/06	3,433	0	29.49	01/27/16	24,440	-
Granted 01/23/07	5,295	0	35.41	01/23/17	6,359	-
Restricted Stock Grants:
Granted 01/26/10	0	3,535	-	01/26/15	-	129,416
Granted 01/25/11	0	2,125	-	01/25/16	-	77,796
Granted 01/29/13	0	327	-	01/29/17	-	11,971
Granted 01/28/14	0	125	-	01/28/18	-	4,576

Mark A. Gooch
Stock Option Grants:
Granted 01/27/06	8,307	0	29.49	01/27/16	59,138	-
Granted 01/23/07	9,532	0	35.41	01/23/17	11,448	-
Granted 01/29/08	5,500	0	25.75	01/29/18	59,758	-
Restricted Stock Grants:
Granted 01/26/10	0	7,071	-	01/26/15	-	258,869
Granted 01/25/11	0	4,012	-	01/25/16	-	146,879
Granted 01/29/13	0	612	-	01/29/17	-	22,405
Granted 01/28/14	0	258	-	01/28/18	-	9,445

Larry W. Jones
Stock Option Grants:
Granted 01/27/06	5,085	0	29.49	01/27/16	58,805	-
Granted 01/23/07	5,561	0	35.41	01/23/17	31,392	-
Restricted Stock Grants:
Granted 01/26/10	0	3,535	-	01/26/15	-	129,416
Granted 01/25/11	0	2,504	-	01/25/16	-	91,671
Granted 01/29/13	0	376	-	01/29/17	-	13,765
Granted 01/28/14	0	137	-	01/28/18	-	5,016

James B. Draughn
Stock Option Grants:
Granted 01/23/07	5,295	0	35.41	01/23/17	6,359	-
Restricted Stock Grants:
Granted 01/26/10	0	3,535	-	01/26/15	-	129,416
Granted 01/25/11	0	2,309	-	01/25/16	-	84,532
Granted 01/29/13	0	361	-	01/29/17	-	13,216
Granted 01/28/14	0	132	-	01/28/18	-	4,833

(1)
Options granted as senior management incentive options under the stock ownership plans become exercisable in equal 25% installments beginning one year after the date of the grant and become fully exercisable upon a change in control of CTBI. Options granted as management retention options under the stock ownership plans become exercisable after five years and become fully exercisable upon a change in control of CTBI. Options expire if not exercised ten years after the date of the grant. The restrictions on the restricted stock granted to NEOs prior to December 31, 2012 will lapse after five years. The restrictions on the restricted stock granted after December 31, 2012 will lapse ratably over four years. All restrictions on restricted stock lapse upon a change in control of CTBI.

(2)	This column represents the expiration date of stock options and the date restrictions lapse on restricted stock grants.

(3)	Based on the per share closing price of $36.61 of our common stock at December 31, 2014.

CHANGE IN CONTROL AND TERMINATION BENEFITS

CTBI provides additional benefits, not included in the previous tables, to the NEOs in the event of a change in control.  The following table provides an estimate of the value of such benefits, assuming the change in control had occurred on December 31, 2014.

Name	Severance Payment Equal to 2.99 Times Annual Base Salary (1) ($)	Severance Payment Equal to 2.00 Times Annual Base Salary (2) ($)	Acceleration of Restricted Stock Grants (3) ($)	Acceleration of Performance Based Units Payable in Cash (4) ($)	Total (Based on 2.99 Times Annual Base Salary) (1) ($)	Total (Based on 2.00 Times Annual Base Salary) (2) ($)
Jean R. Hale	1,569,750	1,050,000	632,767	171,000	2,373,517	1,853,767

Kevin J. Stumbo	657,800	440,000	223,760	41,333	922,893	705,093

Mark A. Gooch	1,151,150	770,000	437,599	100,500	1,689,249	1,308,099

Larry W. Jones	717,600	480,000	239,869	46,667	1,004,136	766,536

James B. Draughn	693,680	464,000	231,998	44,933	970,611	740,931

(1)	Severance agreements with the NEOs require payment of an amount equal to 2.99 times annual base salary in the event of a change in control of CTBI followed by: (a) a subsequent involuntary termination; or (b) a voluntary termination preceded by a change in duties.

(2)	Severance agreements with the NEOs require payment of an amount equal to 2.00 times annual base salary in the event of a voluntary termination not preceded by a change in duties subsequent to a change in control of CTBI.

(3)	The restrictions on restricted stock lapse immediately upon a change in control of CTBI. The amounts shown for restricted stock represent the number of shares granted multiplied by the per share closing price at December 31, 2014 of $36.61.

(4)	Upon a change in control, any then outstanding performance units shall become fully vested following the change in control, in an amount which is equal to the greater of (a) the amount payable under the performance unit at the target cumulative net income level multiplied by a percentage equal to the percentage that would have been earned under the terms of the performance unit agreement assuming that the rate at which the performance goal has been achieved as of the date of such change in control would have been continued until the end of the performance period; or (b) the amount payable under the performance unit at the target cumulative net income level multiplied by the percentage of the performance period completed by the participant at the time of the change in control.

See the Employment Contracts, Termination of Employment, and Change in Control Agreements section of the Compensation Discussion and Analysis for further information.

SHAREHOLDER PROPOSALS

It is currently contemplated that next year's Annual Meeting of Shareholders will be held on or about April 26, 2016.  In the event that a shareholder desires to have a proposal considered for presentation at CTBI's next Annual Meeting of Shareholders and inclusion in the Proxy Statement for such meeting, the proposal must be forwarded in writing to the Secretary of CTBI so that it is received no later than December 7, 2015.  Any such proposal must comply with the requirements of Rule 14(a)-8 promulgated under the Act.  If a shareholder intends to present a proposal at the next Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in CTBI's Proxy, Notice of Meeting, and Proxy Statement, such proposal must be received by the Secretary of CTBI prior to February 18, 2016 or CTBI's management proxies for the Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in CTBI's Proxy, Notice of Meeting, or Proxy Statement.

MISCELLANEOUS

The Board of Directors of CTBI knows of no other business to be presented to the Annual Meeting.  If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  The Board of Directors urges each shareholder who does not intend to be present and to vote at the Annual Meeting to submit a proxy as promptly as possible.

  By Order of the Board of Directors

  /s/ Jean R. Hale
  Jean R. Hale
  Chairman of the Board,
  President and Chief Executive Officer

Pikeville, Kentucky
April 3, 2015

Appendix A

COMMUNITY TRUST BANCORP, INC.
 2015 STOCK OWNERSHIP INCENTIVE PLAN

ARTICLE 1

 PURPOSE
The purpose of the 2015 Stock Ownership Incentive Plan ("Plan") is to enhance the ability of Community Trust Bancorp, Inc., a Kentucky corporation ("Company") and its subsidiaries to secure and retain the services of persons eligible to participate in the Plan and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION
2.1            Definitions.  As used in the Plan, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings (in either case, such meanings shall apply equally to both the singular and plural forms of the terms defined):

(a)	"Award" shall mean, individually or collectively, a grant under the Plan of Options, Restricted Stock, Performance Units or Stock Appreciation Rights.
(b)	"Beneficial Ownership" or "Beneficially Owned" shall mean beneficial ownership or beneficially owned within the meaning of Rule 13d-3 promulgated under the Exchange Act.
(c)	"Board" shall mean the Board of Directors of the Company.
(d)
"Cause" shall mean, unless otherwise defined in an agreement granting Options, Restricted Stock, Performance Units or Stock Appreciation Rights (1) a Participant's willful misconduct or dishonesty which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries; or (2) a Participant being convicted of a felony, or failing to contest a felony prosecution.

(e)	A "Change in Control" shall mean any of the following events:
(1)
An acquisition (other than directly from the Company) of any Voting Securities by any Person immediately after which such Person has Beneficial Ownership of 50% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control;

(2)
The individuals who, as of the Effective Date, are members of the Board ("Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if any new director is approved by a vote of at least a majority of the Incumbent Board, such new director shall, for all purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in Rule14a-1 promulgated under the Exchange Act) ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board ("Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(3)	A merger, consolidation or reorganization involving the Company, unless such transaction is a Non-Control Transaction;
(4)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); or
(5)	A complete liquidation or dissolution of the Company, or approval by the shareholders of the Company of a plan for such liquidation or dissolution.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person ("Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional amount of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the number of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
(f)	"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(g)	"Committee" shall mean the committee described in Section 3.1.
(h)	"Common Stock" shall mean shares of the Company's common stock, par value $5.00 per share.
(i)	"Company" shall mean Community Trust Bancorp, Inc., a Kentucky corporation.
(j)
"Disability" shall mean a physical or mental infirmity which, in the judgment of the Committee, impairs the Participant's ability to perform substantially his or her duties for a period of 180 consecutive days. In the event that an Award is determined to be subject to Section 409A of the Code, however, then: (i) "Disability" shall mean that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the employer; or (c) is determined to be totally disabled by the Social Security Administration; and (ii) if the determination of Disability relates to an Incentive Stock Option, "Disability" means Permanent and Total Disability as defined in Code Section 22(e)(3).  Except to the extent prohibited (if applicable) by Code Section 409A, in the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(k)	"Effective Date" shall mean the date on which the Plan is approved by the Company's shareholders.
(l)	"Employee" shall mean an individual who is a full‑time employee of the Company or a Subsidiary.
(m)	"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.
(n)
"Fair Market Value" of a share of Common Stock shall mean, as of any applicable date, the closing sale price of the Common Stock on the NASDAQ Global Select Market or any national or regional stock exchange on which the Common Stock is then traded.  If no such reported sale of the Common Stock shall have occurred on such date, Fair Market Value shall mean the closing sale price of the Common Stock on the next preceding date on which there was a reported sale.  If the Common Stock is not listed on the NASDAQ Global Select Market or a national or regional stock exchange, the Fair Market Value of a share of Common Stock as of a particular date shall be determined by such method as shall be determined by the Committee.

(o)	"ISOs" shall have the meaning given such term in Section 6.1.
(p)
"Non-Control Acquisition" shall mean an acquisition by (i) the Company or any Subsidiary, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction.

(q)	"Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company in which:
(1)
the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the voting securities of the corporation resulting from such merger or consolidation or reorganization ("Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(2)
the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

(3)
no Person (other than the Company, any Subsidiary, any employee benefit plan [or any trust forming a part thereof] maintained by the Company, the Surviving Corporation, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 50% or more of the then outstanding Voting Securities) has Beneficial Ownership of 50% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

(r)	"NQSOs" shall have the meaning given such term in Section 6.1.
(s)	"Option" shall mean an option to purchase shares of Common Stock granted pursuant to Article 6.
(t)	"Option Agreement" shall mean an agreement evidencing the grant of an Option as described in Section 6.2.
(u)
"Option Exercise Price" shall mean the purchase price per share of Common Stock subject to an Option, which shall not be less than the Fair Market Value on the date of grant (110% of Fair Market Value in the case of an ISO granted to a Ten Percent Shareholder).

(v)	"Participant" shall mean any Employee selected by the Committee to receive an Award under the Plan.
(w)	"Performance Goals" shall have the meaning given such term in Section 8.4.
(x)	"Performance Period" shall have the meaning given such term in Section 8.3.
(y)	"Performance Unit" shall mean the right to receive a payment from the Company upon the achievement of specified Performance Goals as set forth in a Performance Unit Agreement.
(z)	"Performance Unit Agreement" shall mean an agreement evidencing a Performance Unit Award, as described in Section 8.2.
(aa)	"Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).
(bb)	"Plan" shall mean this Community Trust Bancorp, Inc. 2015 Stock Ownership Incentive Plan as the same may be amended from time to time.
(cc)
"Restriction Period" shall mean the period determined by the Committee during which the transfer of shares of Common Stock is limited in some way or such shares are otherwise restricted or subject to forfeiture as provided in Article 7.

(dd)	"Restricted Stock" shall mean shares of Common Stock granted pursuant to Article 7.
(ee)	"Restricted Stock Agreement" shall mean an agreement evidencing a Restricted Stock Award, as described in Section 7.2.
(ff)
"Retirement" shall mean retirement by a Participant in accordance with the terms of the Company's retirement or pension plans, if any, or, if the Company has no such plans, then retirement after reaching age 65.

(gg)
"SAR" or "Stock Appreciation Right" shall mean a right granted pursuant to Article 9 to receive a payment, in cash and/or Common Stock, as determined by the Committee, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over the SAR Grant Price of such shares of Common Stock on the effective date of the grant of the SAR as set forth in the applicable SAR Agreement.

(hh)	"SAR Agreement" shall mean an agreement evidencing an award of SARs, as described in Section 9.2.
(ii)
"Subsidiary," with respect to any company, shall mean any corporation or other Person of which a majority of its voting power, equity securities, or equity interest is owned, directly or indirectly, by such company.

(jj)
"Ten Percent Shareholder" shall mean an Employee who, at the time an ISO is granted, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

(kk)	"Voting Securities" shall mean the voting securities of the Company.
2.2            Gender and Number.  Unless otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

2.3            Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3

 ADMINISTRATION
3.1            The Committee.  The Plan shall be administered by the Compensation Committee of the Board, or by any other committee (the "Committee") appointed by the Board consisting of two or more directors of the Company.  It is intended that each Committee member shall be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, an "outside director" within the meaning of Section 162(m) of the Code, and an "independent director" within the meaning of the rules and regulations of NASDAQ or such other stock exchange on which the Common Stock is listed.  The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2            Authority of the Committee.  Subject to the provisions of the Plan, the Committee shall have full authority to:

(a)	select Participants to whom Awards are granted;
(b)	determine the size, type and frequency of Awards granted under the Plan;
(c)	determine the terms and conditions of Awards, including any restrictions, conditions or forfeiture provisions relating to the Award, which need not be identical;
(d)	determine whether and the extent to which Performance Goals have been met;
(e)	determine whether and when a Participant's status as an Employee has terminated for purposes of the Plan;
(f)	upon the Retirement of a Participant, to accelerate the exercisability of Awards, and accelerate the lapse of, or waive, the restrictions and conditions applicable to an Award, in whole or in part, if the Committee determines such action is appropriate based on the Participant's service to the Company, performance and other factors deemed relevant by the Committee;
(g)	extend the duration of an Option exercise period or term of an Award;
(h)	construe and interpret the Plan and any agreement or instrument entered into under the Plan;
(i)	establish, amend and rescind rules and regulations for the Plan's administration; and
(j)	subject to the rights of Participants, amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.
3.3            Delegation.  The Committee shall have sole discretion to make all other determinations which may be necessary or advisable for the administration of the Plan.  To the extent permitted by law and Rule 16b‑3 promulgated under the Exchange Act, the Committee may delegate its authority.  Notwithstanding the foregoing, the Committee may not delegate its responsibilities hereunder if such delegation would jeopardize compliance with the "outside directors" requirement or any other applicable requirement under Section 162(m) of the Code or would violate any rules or regulations of NASDAQ or other stock exchange on which the Company's Common Stock is listed.

3.4            Certain Additional Forfeiture Events.  Without limiting the generality of the authority granted to the Committee to specify the terms and conditions of an Award, the Committee may specify in an agreement representing any Award that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture and recoupment upon the occurrence of specified events.  Such events may include, but are not limited to, violation of material Company policies, breach of noncompetition or confidentiality agreements that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company.  All Awards (including Awards that have vested or with regard to which restrictions have lapsed) shall be subject to the terms and conditions of the Company's recoupment policy and any and all recoupment requirements imposed under applicable laws, rules or regulations or any applicable securities exchange listing standards.

3.5            Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding upon all Persons, including the Company, its stockholders, Employees, Participants, holders of Awards and estates, representatives and beneficiaries of such Persons.

3.6            Section 16 Compliance; Bifurcation of Plan.  It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder.  If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b‑3 promulgated under the Exchange Act.  Notwithstanding anything in the Plan to the contrary, the Board or the Committee, in its discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

ARTICLE 4

 SHARES AVAILABLE UNDER THE PLAN
4.1            Number of Shares.  Subject to adjustment as provided in Section 4.3, the number of shares of Common Stock reserved for issuance under the Plan is 550,000 shares. The Plan becomes effective on the Effective Date (the date on which the Plan is approved by the Company's shareholders).  Shares as to which options or other Awards granted under the Plan lapse, expire, terminate, are forfeited or are canceled shall again become available for Awards under the Plan. The Company's 1998 Stock Option Plan previously expired and the 2006 Stock Ownership Incentive Plan will be terminated on the Effective Date of the 2015 Plan (the 1998 Stock Option Plan and the 2006 Stock Ownership Incentive Plan are collectively referred to as the "Prior Plans"). Shares issuable pursuant to awards which were granted under the Prior Plans on or before their respective expiration or termination dates will be issued from the remaining shares reserved for issuance under the Prior Plans. The shares of Common Stock reserved for issuance under the Prior Plans in excess of the number of shares as to which options or other benefits are awarded thereunder, and any shares as to which options or other benefits granted under the Prior Plans may lapse, expire, terminate or be canceled, will not be reserved and available for issuance or reissuance under the Plan.  In addition, shares of Common Stock delivered or tendered to the Company by a Participant to purchase shares of Common Stock upon the exercise or settlement of an Award or to satisfy tax withholding obligations with respect to the exercise or settlement of an Award (including, without limitation, shares retained from an Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards under the Plan.

4.2            Shares of Restricted Stock Available Under the Plan.  Subject to adjustment as provided in Section 4.3, the number of shares of Common Stock which may be the subject of Awards granted in the form of Restricted Stock is limited to 550,000 shares.

4.3            Adjustments in Authorized Shares and Outstanding Awards.  In the event of any change in the corporate structure of the Company affecting the Common Stock, including a merger, reorganization, consolidation, recapitalization, reclassification, split‑up, spin‑off, separation, liquidation, stock dividend, stock split, reverse stock split, extraordinary dividend, share repurchase, share combination, exchange of securities, dividend in kind or any similar corporate event or transaction, the Committee shall substitute or adjust the total number and class of shares of Common Stock or other stock or securities which may be issued under the Plan, and the number, class and price of shares subject to outstanding Awards, as it, in its discretion, determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Participants and to preserve, without exceeding, the value of any outstanding Awards; provided, however, that the number of shares subject to any Award shall always be a whole number.  In the case of ISOs, such adjustment shall be made so as not to result in a "modification" within the meaning of Section 424(h) of the Code.

ARTICLE 5

 ELIGIBILITY AND PARTICIPATION
All Employees of the Company and its Subsidiaries are eligible to receive Awards under the Plan.  In selecting Employees to receive Awards under the Plan, as well as in determining the number of shares subject to, and the other terms and conditions applicable to, each Award, the Committee shall take into consideration such factors as it deems relevant in promoting the purposes of the Plan, including the duties and responsibilities of such persons, their present and potential contribution to the success of the Company and their anticipated number of years of active service or contribution remaining with the Company or a Subsidiary.

ARTICLE 6

 STOCK OPTIONS
6.1            Grant of Options.  Subject to the terms and provisions of the Plan, the Committee may grant Options to Participants at any time and from time to time, in the form of options which are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("ISOs"), Options which are not intended to so qualify ("NQSOs") or a combination thereof.  Notwithstanding the foregoing, ISOs may only be granted to Employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code).  The maximum number of shares in respect of which Options may be granted to a Participant during any calendar year shall be 100,000 shares (subject to adjustment as provided in Section 4.3).

6.2            Option Agreement.  Each Option shall be evidenced by an Option Agreement that shall specify the Option Exercise Price, the duration of the Option, the number of shares to which the Option relates, forfeiture provisions as deemed appropriate by the Committee and such other provisions as the Committee may determine or which are required by the Plan.  The Option Agreement shall also specify whether the Option is intended to be an ISO or a NQSO and shall include provisions applicable to the particular type of Option granted. To the extent that the aggregate Fair Market Value of shares of Common Stock with respect to which ISOs are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any "subsidiary" of the Company within the meaning of Section 424 of the Code) shall exceed $100,000, or such higher value as may be permitted under Section 422 of the Code, such Options shall be treated as NQSOs. For purposes of the foregoing calculation, Fair Market Value shall be determined as of the date on which each such ISO is granted.

6.3            Duration of Options.  Subject to the provisions of Section 6.7, each Option shall expire at such time as is determined by the Committee at the time of grant; provided, however, that no Option shall at the time of grant be exercisable later than the tenth anniversary of its grant (the fifth anniversary in the case of an ISO granted to a Ten Percent Shareholder).

6.4            Exercise of Options.  Options shall be exercisable at such times and be subject to such restrictions and conditions, including forfeiture provisions, as the Committee shall approve at the time of grant, which need not be the same for each grant or for each Participant; provided, however, that no Option shall be exercisable prior to one year from the date of grant (except as otherwise provided in Sections 6.6, 6.7 and 10.5).  Options shall be exercised by delivery to the Company of a written notice of exercise, setting forth the number of shares with respect to which the Option is to be exercised and accompanied by full payment of the Option Exercise Price and all applicable withholding taxes.

6.5            Payment of Option Exercise Price.  The Option Exercise Price for shares of Common Stock as to which an Option is exercised shall be paid to the Company in full at the time of exercise either (a) in cash in the form of currency or other cash equivalent acceptable to the Company, (b) by tendering previously acquired Common Stock having a Fair Market Value (at the close of business on the date the Company receives the notice of exercise) equal to the Option Exercise Price, (c) any other reasonable consideration that the Committee may deem appropriate or (d) by a combination of the forms of consideration described in (a), (b) and (c) of this Section.  The Committee may permit the cashless exercise of Options as described in Regulation T promulgated by the Federal Reserve Board, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

6.6            Consequences of a Change in Control.  The exercisability of Options outstanding at the time of a Change in Control shall be determined in accordance with Section 10.5 below.

6.7            Termination of Employment.  If the Participant's status as an Employee is terminated for Cause, all then outstanding Options of such Participant, whether or not exercisable, shall terminate immediately.  If the Participant's status as an Employee is terminated for any reason other than for Cause, death, Disability or Retirement, to the extent then outstanding Options of such Participant are exercisable and subject to the provisions of the relevant Option Agreement, such Options may be exercised by such Participant or such Participant's personal representative at any time prior to the earlier of (a) the expiration date of the Options or (b) the date which is 60 days after the date of such termination of employment.  In the event of the Retirement of a Participant, to the extent then outstanding Options of such Participant are exercisable, such Options may be exercised by the Participant (a) in the case of NQSOs, within one year after the date of Retirement and (b) in the case of ISOs, within 90 days after Retirement; provided, however, that no such Options may be exercised on a date subsequent to their expiration.  In the event of the death or Disability of a Participant while employed by the Company or a Subsidiary, all then outstanding Options of such Participant shall become fully vested and immediately exercisable, and may be exercised at any time within one year after the date of death or determination of Disability; provided however that no such Options may be exercised on a date subsequent to their expiration.  Options may be exercised as provided in this Section (a) in the event of the death of a Participant, by the person or persons to whom rights pass by will or by the laws of descent and distribution, or if appropriate, the legal representative of the decedent's estate and (b) in the event of the Disability of a Participant, by the Participant, or if the Participant is incapacitated, by the Participant's legal representative.

ARTICLE 7

 RESTRICTED STOCK
7.1            Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee may grant shares of Restricted Stock to Participants at any time and from time to time and upon such terms and conditions as it may determine.  In its discretion, the Committee may impose (but shall not be required to impose) in the related Restricted Stock Agreement, a requirement that a Participant pay a specified purchase price for each share of Restricted Stock).  The maximum number of shares of Restricted Stock that may be granted to a Participant during any calendar year shall be 75,000 shares (subject to adjustment as provided in Section 4.3).

7.2            Restricted Stock Agreement.  Each Restricted Stock grant shall be evidenced by a Restricted Stock Agreement which shall specify: (i) the Restriction Period, which shall not be shorter than one year (subject to adjustment or lapse as provided in the Restricted Stock Agreement in the event of termination, except for Cause, and as provided in Section 10.5 hereof); (ii) the number of shares of Restricted Stock granted: (iii) and such other provisions as the Committee may determine or which are required by the Plan.

7.3            Non‑Transferability of Restricted Stock.  Except as provided in this Article 7 or the applicable Restricted Stock Agreement, shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Restriction Period as specified in the Restricted Stock Agreement and the satisfaction of any other conditions determined at the time of grant specified in the Restricted Stock Agreement.  Except as provided in Section 7.9, however, in no event may any Restricted Stock become vested in a Participant subject to Section 16(b) of the Exchange Act prior to six months following the date of its grant.

7.4            Other Restrictions.  The Committee may impose such other restrictions on shares of Restricted Stock as it may deem advisable, including, without limitation, restrictions based upon the achievement of specific performance goals (relating to the Company, a Subsidiary or regional or other business unit of the Company), years of service and/or restrictions under applicable Federal or state securities laws.  The Committee may provide that any share of Restricted Stock shall be held (together with a stock power executed in blank by the Participant) in custody by the Company until any or all restrictions thereon shall have lapsed.

7.5            Forfeiture; Early Lapse of Restrictions.  The Committee shall determine and set forth in a Participant's Restricted Stock Agreement such events upon which a Participant's shares of Restricted Stock (or the proceeds of a sale thereof) shall be forfeitable, which may include, without limitation, the termination of a Participant's employment, provided that such terms of forfeiture are consistent with this Section 7.5. Upon the death of a Participant, all restrictions shall lapse with respect to all shares of Restricted Stock held by the Participant, provided that the Participant has continued to serve as an employee of the Company on such date of death. In the event of the Disability of the Participant prior to the expiration of the restriction period, the restrictions shall lapse and such shares shall become vested and nonforfeitable on a pro rata basis, with respect to each grant of Restricted Stock, in an amount equal to: (a) the total number of shares of Restricted Stock granted to the Participant, multiplied by (b) a fraction, the numerator of which is the number of full months the Participant is employed by the Company during the restriction period, and the denominator of which is the full restriction period.  The remaining shares of Restricted Stock held by a Participant with a Disability shall be forfeited by the Participant. In the event of the Retirement of a Participant, the Committee shall have discretion to review and revise the restrictions applicable to the Participant's Restricted Stock if the Committee determines such action is appropriate based on the Participant's service to the Company, performance and other factors deemed relevant by the Committee.

7.6            Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 7.4, each certificate representing shares of Restricted Stock shall bear the following legend:

"The sale or other transfer of the shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Community Trust Bancorp, Inc. 2015 Stock Ownership Incentive Plan, and in the related Restricted Stock Agreement.  A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Community Trust Bancorp, Inc."
7.7            Removal of Restrictions.  Except as otherwise provided in this Article 7 or the Restricted Stock Agreement, shares of Restricted Stock shall become freely transferable by the Participant and no longer subject to forfeiture after the last day of the Restriction Period.  Once the shares of Restricted Stock are released from their restrictions (including forfeiture provisions), the Participant shall be entitled to have the legend required by Section 7.6 removed from the Participant's share certificate, which certificate shall thereafter represent freely transferable and nonforfeitable shares of Common Stock free from any and all restrictions under the Plan, subject to the requirements of applicable securities laws and regulations.

7.8            Voting Rights; Dividends and Other Distributions.  Unless the Committee exercises its discretion as provided in Section 7.10, during the Restriction Period, Participants holding shares of Restricted Stock may exercise full voting rights, and shall be entitled to receive all dividends and other distributions paid with respect to such Restricted Stock.  If any dividends or distributions are paid in Common Stock, such Common Stock shall be subject to the same restrictions as the shares of Restricted Stock with respect to which they were paid.

7.9            Consequences of a Change in Control.  The consequences of a Change in Control with respect to outstanding shares of Restricted Stock held by Participants shall be determined in accordance with Section 10.5 hereof.

7.10            Treatment of Dividends.  At the time shares of Restricted Stock are granted to a Participant, the Committee may, in its discretion, determine that the payment of dividends, or a specified portion thereof, declared or paid on such shares shall be deferred until the lapse of the restrictions with respect to such shares, such deferred dividends to be held by the Company for the account of the Participant. Deferred dividends shall be (a) paid to the Participant upon the lapse of restrictions on the shares of Restricted Stock as to which the dividends related as soon as practicable following the lapse of restrictions, but no later than 74 days following such lapse of restrictions or (b) forfeited to the Company upon the forfeiture of such shares by the Participant.

ARTICLE 8

 PERFORMANCE UNITS
8.1            Grant of Performance Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, grant Performance Units which will become payable to a Participant upon achievement of specified Performance Goals. The Committee may grant Performance Units which may or may not be intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The maximum payment in cash and in the form of shares that can be made pursuant to Performance Units granted to any one Participant in any calendar year shall be $1.0 million (with shares being valued at Fair Market Value on the date on which the Performance Units are granted).

8.2            Performance Unit Agreement.  Each Performance Unit grant shall be evidenced by a Performance Unit Agreement that shall specify the Performance Goals, the Performance Period, the number of Performance Units to which it pertains and whether the Performance Unit will be payable in the form of cash or shares of the Company's Common Stock.

8.3            Performance Period.  The period of performance ("Performance Period") with respect to each Performance Unit shall be such period of time, which shall not be less than one year, nor more than five years, as determined by the Committee, for the measurement of the extent to which Performance Goals are attained.  The Performance Period may commence prior to the date of grant of the Performance Unit to which it relates, provided that at such time the attainment of the Performance Goal is substantially uncertain and not more than 25% of the Performance Period has expired.

8.4            Performance Goals.  The goals ("Performance Goals") that are to be achieved with respect to each Performance Unit shall be those objectives established by the Committee as it deems appropriate, and which shall be based on one or more of the following criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, or a division, region, department or function within the Company or a Subsidiary on an absolute or relative basis or in comparison to a peer group: net income, growth in net income, earnings per share, growth of earnings per share, total shareholder return, return on equity or return on capital, production of loans, deposits and non-interest income, growth in loans, deposits and non-interest income and loan portfolio performance.  Each Performance Unit Agreement shall specify a minimum acceptable level of achievement with respect to the Performance Goals below which no payment will be made and shall set forth a formula for determining the payment to be made if performance is at or above such minimum based upon a range of performance levels relating to the Performance Goals.  The Committee shall certify that the Performance Goals for Awards of Performance Units under the Plan have been satisfied prior to the determination and payment of any such incentive in accordance with the Plan.

8.5            Adjustment of Performance Goals.  The Committee may adjust Performance Goals and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions occur subsequent to the date of grant which are unrelated to the performance of the Participant and which the Committee expects to have a substantial effect on the ability of the Participant to attain the Performance Goals.  If a Participant is promoted, demoted or transferred to a Subsidiary or different operating unit of the Company during a Performance Period, then, to the extent that the Committee determines the Performance Goals or Performance Period are no longer appropriate, the Committee may, but shall not be required to, adjust, change or eliminate the Performance Goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial Performance Goals or Performance Period.

8.6            Termination of Employment.  If the employment of a Participant shall terminate prior to the expiration of the Performance Period for any reason other than for death, Disability or Retirement, the Performance Units then held by the Participant shall terminate immediately without payment.  In the case of termination of employment by reason of death, Disability or Retirement of a Participant prior to the expiration of the Performance Period, any then outstanding Performance Units of such Participant shall be payable in an amount equal to the maximum amount payable under the Performance Unit multiplied by a percentage equal to the percentage that would have been earned under the terms of the Performance Unit Agreement assuming that the rate at which the Performance Goals have been achieved as of the date of such termination of employment would have continued until the end of the Performance Period; provided, however, that if no maximum amount payable is specified in the Performance Unit Agreement, the amount payable shall be such amount as the Committee shall determine is reasonable.

8.7            Consequences of a Change in Control. The consequences of a Change in Control with respect to any then outstanding Performance Units shall be determined in accordance with Section 10.5.

8.8            Payment of Performance Units.  Subject to such terms and conditions as the Committee may impose, and subject to Section 10.5 and the limitations set forth in Section 8.1, Performance Units shall be payable within 74 days following the end of the Performance Period during which the Participant attained at least the minimum acceptable level of achievement under the Performance Goals.

ARTICLE 9

 STOCK APPRECIATION RIGHTS
9.1            Grant of SARs.   Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time upon such terms as shall be determined by the Committee in its discretion.  The SAR grant price ("SAR Grant Price") shall be determined by the Committee and shall be specified in the agreement awarding the SARs.  The SAR Grant Price shall equal one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.  The maximum number of shares with respect to which SARs may be granted to a Participant during any calendar year shall be 100,000 shares (subject to adjustment as provided in Section 4.3).

9.2            SAR Agreement.  Each SAR shall be evidenced by an SAR Agreement that shall specify the SAR Grant Price, the term of the SAR and any such other provisions as the Committee shall determine.

9.3            Term of SAR.   The term of the SAR granted under the Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

9.4            Exercise of SAR.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, shall impose.  Unless the applicable SAR Agreement provides otherwise, an SAR shall become cumulatively exercisable as to 25% of the shares of Common Stock covered thereby on each of the first, second, third and fourth anniversaries of the date of grant; provided, however, that an SAR may not be exercisable prior to one year from the date of grant (except as provided in Sections 9.6 and 10.5 hereof). An SAR may be exercised for all or any portion of the shares as to which it is exercisable. The partial exercise of the SAR shall not cause the expiration, termination or cancellation of the remaining portion of the SAR.

9.5            Payment of SAR Amount.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the SAR Grant Price; by (b) the number of shares of Common Stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be made in the form of cash, shares of Common Stock of equivalent value (based on the Fair Market Value on the date of exercise of the SAR), or in some combination thereof.  The Committee's determination regarding the form of SAR payout shall be set forth or reserved for later determination in the SAR Agreement pertaining to the grant of the SAR.

9.6            Termination of Employment.  If the Participant's status as an Employee is terminated for Cause, all then outstanding SARs of such Participant, whether or not exercisable, shall terminate immediately.  If the Participant's status as an Employee is terminated for any reason other than for Cause, death, Disability or Retirement, to the extent then outstanding SARs of such Participant are exercisable and subject to the provisions of the relevant SAR Agreement, such SARs may be exercised by such Participant at any time prior to the earlier of (a) the expiration date of the SARs or (b) the date which is 60 days after the date of such termination of employment.  In the event of the Retirement of a Participant, to the extent then outstanding SARs of such Participant are exercisable, such SARs may be exercised by the Participant within one year after the date of Retirement; provided, however, that no such SARs may be exercised on a date subsequent to their expiration.  In the event of the death or Disability of a Participant while employed by the Company or a Subsidiary, all then outstanding SARs of such Participant shall become fully vested and immediately exercisable, and may be exercised at any time within one year after the date of death or determination of Disability; provided, however, that no such SARs may be exercised on a date subsequent to their expiration.  Options may be exercised as provided in this Section 9.6 in the event of the death of a Participant, by the person or persons to whom rights pass by will or by the laws of descent and distribution, or if appropriate, the legal representative of the decedent's estate and in the event of the Disability of a Participant, by the Participant, or if the Participant is incapacitated, by the Participant's legal representative.

9.7            Consequences of a Change in Control. The consequences of a Change in Control with respect to any SAR outstanding on such date shall be governed by Section 10.5 below.

ARTICLE 10

 AMENDMENT, MODIFICATION, TERMINATION AND EFFECT OF A CHANGE IN CONTROL
10.1            Termination Date.  The Plan shall terminate on the earliest to occur of (a) the tenth anniversary of the Effective Date, (b) the date when all shares of Common Stock available under the Plan shall have been acquired and the payment of all benefits in connection with Awards has been made or (c) such other date as the Board may determine in accordance with Section 10.2.

10.2            Amendment, Modification and Termination.  The Board may, at any time, amend, suspend, modify or terminate the Plan provided that (a) no amendment shall be made without stockholder approval if such approval is necessary to satisfy any applicable tax or regulatory law or regulation and the Board determines it is appropriate to seek stockholder approval, and (b) upon or following the occurrence of a Change in Control, no amendment may adversely affect the rights of any Person in connection with an Award previously granted.  The Committee may amend the terms of any Award, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without such Participant's consent.  Options, SARs and certain Performance Units granted under the Plan are intended to be performance-based compensation within the meaning of Section 162(m) of the Code.  The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options, SARs or Performance Units if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options, SARs or Performance Units to fail to qualify as performance-based compensation.

10.3            Awards Previously Granted.  No amendment, modification or termination of the Plan shall in any manner adversely affect any outstanding Award without the written consent of the Participant holding such Award.

10.4            No Repricing.  Without shareholder approval, neither the Committee nor the Board of Directors of the Company shall have any authority, with or without the consent of the affected holders of Awards, to "reprice" an Award after the date of its initial grant with a lower exercise price in substitution for the original exercise price, whether through amendment, cancellation or other means. This paragraph may not be amended, altered or repealed by the Board of Directors of the Company or the Committee without approval of the shareholders of the Company.

10.5   Effect of a Change in Control. In order to preserve a Participant's rights under an Award in the event of a Change in Control, the Committee, in its discretion, may, at any time following the date of grant of the Award, take one or both of the following actions: (i) adjust the terms of the Award in a manner determined by the Committee to equitably reflect the Change in Control; or (ii) cause the Award to be assumed, or new rights substituted for the Award, by another entity. If, within the 24-month period beginning on the date of a Change in Control, a Participant's employment is terminated by the Company (or a successor to the Company) other than for Cause, or the Participant terminates employment with the Company (or a successor of the Company) for Good Reason ("Change in Control Termination Event") then, notwithstanding other provisions of the Plan: (i) all outstanding Options and SARs shall immediately vest and become fully exercisable and all restrictions related to outstanding Restricted Stock shall fully lapse; and (ii) all Performance Units shall become fully vested and payable as soon as reasonably practicable, but no later than 74 days following the Change in Control Termination Event, in an amount which is equal to the greater of (a) the maximum amount payable under the Performance Unit multiplied by a percentage equal to the percentage that would have been earned under the terms of the Performance Unit Agreement assuming that the rate at which the Performance Goals have been achieved as of the date of such Change in Control Termination Event would have continued until the end of the Performance Period; or (b) the maximum amount payable under the Performance Unit multiplied by the percentage of the Performance Period completed by the Participant at the time of the Change in Control Termination Event; provided, however, that if no maximum amount payable is specified in the Performance Unit Agreement, the amount payable shall be computed based on the foregoing clause (a). To the extent that this provision causes Incentive Stock Options to exceed the dollar limitations set forth in Code Section 422(d), the excess Options shall be deemed to be Non-Qualified Stock Options  "Good Reason" for purposes of this Section 10.5 shall mean any of the following occurs without Participant's prior written consent: (a) a material diminution in the total annual compensation that Participant is entitled to receive or a material diminution in the benefits the Participant is eligible to receive; or (b) a material change in the geographic location at which the Participant must perform services for the Company.

ARTICLE 11

 NON‑TRANSFERABILITY
11.1            Non-Transferability.  A Participant's rights under this Plan may not be assigned, pledged or otherwise transferred other than by will or the laws of descent and distribution, except that upon a Participant's death, the Participant's rights to payment pursuant to an Award may be transferred to a beneficiary designated in accordance with Section 11.2.  Notwithstanding anything herein to the contrary, in the case of NQSOs, the Committee may, in its sole discretion, by appropriate provisions in the Participant's Option Agreement, permit the Participant to transfer all or a portion of the Option, without consideration, to (a) the Participant's spouse or lineal descendants ("Family Members"), (b) a trust for the exclusive benefit of Family Members, (c) a charitable remainder trust of which the Participant and/or Family Members are the exclusive beneficiaries (other than the charitable beneficiary), or (d) a partnership or a limited liability company in which the Participant and Family Members are the sole partners or members, as applicable.  In the event that any Option is transferred by a Participant in accordance with the provisions of the immediately preceding sentence, then subsequent transfers of the Option by the transferee shall be prohibited.  For purposes of the Option Agreement and the Plan, the term "Optionee" shall be deemed to refer to the transferee wherever applicable, and the provisions of Section 6.7 regarding termination of employment shall refer to the Participant, not the transferee, but the transferee shall be permitted to exercise the Option during the period provided for in Section 6.7 and the Participant's Option Agreement following the Participant's termination of employment.

11.2            Designation of Beneficiary.  A Participant's "beneficiary" is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant's death.  A Participant may designate a beneficiary or change a previously named beneficiary designation at such times as are prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.  If no beneficiary is designated by the Participant, at the Participant's death the beneficiary shall be the Participant's estate. From time to time, the Committee may in its discretion modify the requirements for beneficiary designations or institute additional requirements for beneficiary designation.

ARTICLE 12

 NO GRANTING OF EMPLOYMENT RIGHTS; UNFUNDED STATUS
12.1            No Employment Rights.  Neither the Plan, nor any action taken under the Plan, shall be construed as giving any person the right to become a Participant, nor shall participation in, or any grant of an Award under, the Plan be construed as giving a Participant any right with respect to continuance of employment with the Company.  The Company expressly reserves the right to terminate, whether by dismissal, discharge or otherwise, a Participant's employment at any time, with or without Cause, except as may otherwise be expressly provided by any written agreement between the Company and the Participant.

12.2            Unfunded Plan.   Participants shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other Person.  Awards shall be general, unsecured obligations of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.  The Plan is not intended to be subject to ERISA.

ARTICLE 13

 WITHHOLDING; SECTION 409A
13.1            Tax Withholding.  A Participant shall remit to the Company an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any grant, exercise, payment or lapse of restrictions made under, or occurring as a result of, the Plan.

13.2            Share Withholding.  If the Company has a withholding obligation upon the issuance of Common Stock under the Plan, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold, or transferring to the Company, shares of Common Stock having a Fair Market Value on the date the withholding tax is to be determined equal to the amount required to be withheld under applicable law.  Notwithstanding the foregoing, the Committee may, by the adoption of rules or otherwise, modify the provisions of this Section 13.2 or impose such other restrictions or limitations on such elections as may be necessary to insure that such elections will be exempt transactions under Section 16(b) of the Exchange Act.

13.3   Special Provisions Related to Code Section 409A.
(a)   General.  It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Code Section 409A.  The Plan and agreements evidencing Awards shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed.  Neither the Company, its affiliates, nor their respective directors, officers or employees (other than in the capacity as a Participant) shall be liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(b)   Definitional Restrictions.  Notwithstanding anything in the Plan or in any agreement evidencing an Award to the contrary, to the extent that any amount or benefit that would constitute nonexempt "deferred compensation" for purposes of Code Section 409A would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected under the Plan or an Award by reason of the occurrence of a Change in Control, or the Participant's disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, disability or separation from service meet any description or definition of "change in control", "disability" or "separation from service" as the case may be, in Code Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Award upon a Change in Control, disability or separation from service, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the agreement evidencing the Award that is permissible under Code Section 409A.  If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.
(c)   Six-Month Delay in Certain Circumstances.  Notwithstanding anything in the Plan or in any Award to the contrary, if any amount or benefit that would constitute nonexempt "deferred compensation" for purposes of Code Section 409A would otherwise be payable or distributable under the Plan or any Award by reason of a Participant's separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treasury Regulation Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest) or (j)(4)(vi) (payment of employment taxes), as amended from time to time or under regulations adopted in substitution therefor: (i) the amount of such nonexempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant's separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant's separation from service (or, if the Participant dies during such period, within 30 days after the Participant's death) (in either case, the "Required Delay Period"); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.  For purposes of this Plan, the term "Specified Employee" has the meaning given such term in Code Section 409A and the regulations thereunder, provided, however, that as permitted in such regulations, the Company's Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to any nonqualified deferred compensation arrangements of the Company, including the Plan.

ARTICLE 14

 INDEMNIFICATION
No member of the Board or the Committee, nor any officer, Employee or agent acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination or interpretation taken or made with respect to the Plan, and all members of the Board, the Committee and each officer, Employee and agent of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, omission, determination or interpretation against any cost, expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee).
ARTICLE 15

 SUCCESSORS
All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether the existence of such successor is a result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business or assets of the Company, or otherwise.

ARTICLE 16

 GOVERNING LAW; REQUIREMENTS OF LAW
16.1            Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules; provided, however, that with respect to ISOs, the Plan and all agreements under the Plan shall be construed so that they qualify as incentive stock options within the meaning of Section 422 of the Code.

16.2            Requirements of Law.  The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or exchanges as may be required.  The Company shall receive the consideration required by law for the issuance of Awards under the Plan.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance of shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue such shares of Common Stock as to which the requisite authority shall not have been obtained.  The certificates of shares of Common Stock issued under the Plan may include any legend that the Committee deems appropriate to reflect any restrictions on transfer under the terms of the Plan or applicable laws and regulations.

Attachment A

Community Trust Bancorp, Inc.

COMMUNITY TRUST BANCORP, INC.
346 NORTH MAYO TRAIL
PIKEVILE, KY 41501
ATTN: MARILYN T JUSTICE

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

01 Charles J. Baird 02 Nick Carter 03 Jean R. Hale 04 James E. McGhee II 05 M. Lynn Parrish
06 Dr. James R. Ramsey 07 Anthony W. St. Charles

02 0000000000

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2 Proposal to consider and approve the 2015 Stock Ownership Incentive Plan.	☐	☐	☐
3 Proposal to ratify and approve the appointment of BKD, LLP as Community Trust Bancorp, Inc.'s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2015.	☐	☐	☐
4 Proposal to approve the advisory (nonbinding) resolution relating to executive compensation.	☐	☐	☐

NOTE: The proxies will use their discretion to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000236'94_ R'.0.0.5'.'60

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Form 10-K is/are available at www.proxyvote.com .

COMMUNITY TRUST BANCORP, INC.
Annual Meeting of Shareholders
April 28, 2015 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) JAMES BROWN, MARILYN T. JUSTICE, and JAMES E. ROGERS, or any one of them, acting in the absence of the others, as the attorneys and proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of COMMUNITY TRUST BANCORP, INC. that the shareholder(s) holds of record at the close of business on February 27, 2015, and is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held on April 28, 2015, at 10:00 AM EDT on the Fourth Floor of the Community Trust Bancorp, Inc. Corporate Headquarters, 346 North Mayo Trail, Pikeville, KY 41501-1492, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

___

___

___

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000236194_2 R1.0.0.51160